Exhibit 4.6

EXECUTION VERSION

US$1,550,000,000 Sustainability-Linked Revolving Credit Facility Agreement
Dated 20 April 2023

For

ICL Finance B.V.
(as Borrower)

and

ICL Group Ltd.
(as Parent) with

MUFG Bank, Ltd.
SMBC Bank International plc
(as Sustainability Co-ordinators)

Bank of America Europe Designated Activity Company
BNP Paribas S.A., Netherlands branch
CaixaBank,S.A.
Citibank, N.A.
Coöperatieve Rabobank U.A.
Deutsche Bank Luxembourg S.A.
SMBC Bank International plc
(as Mandated Lead Arrangers and Bookrunners)

Banco Bilbao Vizcaya Argentaria, S.A.
Bank Leumi le-Israel B.M
Morgan Stanley Bank International Limited
MUFG Bank, Ltd.
State Bank Of India, Tel Aviv Branch
(as Mandated Lead Arrangers)

MUFG Bank, Ltd.
(acting as Agent)

Dentons UK and Middle East LLP
One Fleet Place
London EC4M 7WS
United Kingdom

Contents (i)

EXECUTION VERSION

Contents (ii)

EXECUTION VERSION

Contents (iii)

EXECUTION VERSION

US$1,550,000,000 Revolving Credit Facility Agreement

Dated     20 April            2023

Between

(1)
ICL Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with corporate seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the trade register of chamber of commerce (Handelsregister van de kamer van koophandel) under number 34217578 (the Borrower);

(2)
ICL Group Ltd., a public limited liability company incorporated under Israeli law, having its official seat in Tel Aviv, its office address at 23 Aranha Street, Millenium Tower, Tel Aviv, Israel and registered in the registrar of companies under nr. 52.002783-0 (the Parent);

(3)	MUFG Bank, Ltd. and SMBC Bank International plc as sustainability co-ordinators (together, the Sustainability Co-ordinators and each a Sustainability Co-ordinator);

(4)
Bank of America Europe Designated Activity Company; BNP Paribas S.A., Netherlands branch; CaixaBank, S.A.; Citibank, N.A.; Coöperatieve Rabobank U.A.; Deutsche Bank Luxembourg S.A. and SMBC Bank International plc as mandated lead arrangers and bookrunners (together, the Mandated Lead Arrangers and Bookrunners and each a Mandated Lead Arranger and Bookrunner);

(5)
Banco Bilbao Vizcaya Argentaria, S.A.; Bank Leumi le-Israel B.M; Morgan Stanley Bank International Limited; MUFG Bank, Ltd. and State Bank Of India , Tel Aviv Branch as mandated lead arrangers (together, the Mandated Lead Arrangers and each a Mandated Lead Arranger);

(6)	The financial institutions listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders); and

(7)	MUFG Bank, Ltd. as agent of the other Finance Parties (the Agent).

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions In this Agreement: Acceptable Bank means:

(a)	an Original Lender; or

(b)
any other bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

Accession Letter means a document substantially in the form set out in Schedule 9 (Form of Accession Letter).

Accordion Commitment has the meaning given to that term in Clause 2.2 (Accordion Increase in Commitments).

EXECUTION VERSION

Accordion Increase has the meaning given to that term in Clause 2.2 (Accordion Increase in Commitments).

Accordion Increase Confirmation means an agreement substantially in the form set out in Schedule 12 (Form of Accordion Increase Confirmation) or any other form agreed between the Borrower, the Agent and the Accordion Lender(s).

Accordion Increase Date has the meaning given to that term in Clause 2.2 (Accordion Increase in Commitments).

Accordion Lender has the meaning given to that term in Clause 2.2 (Accordion Increase in Commitments).

Accordion Request has the meaning given to that term in Clause 2.2 (Accordion Increase in Commitments).

Additional Business Day means any day specified as such in the applicable Reference Rate Terms.

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

AFS means the Dutch act on financial supervision (Wet op het financieel toezicht) as amended, restated or replaced from time to time.

Agent's Spot Rate of Exchange means:

(a)	the Agent's spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with US Dollars (as appropriate) in the London foreign exchange market at or about 11:00 a.m. on a particular day.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Availability Period means the period from and including the date of this Agreement to and including the date falling 1 month before the Termination Date.

Available Commitment means a Lender's Commitment minus:

(a)	the Dollar Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Dollar Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

EXECUTION VERSION

Available Facility means the aggregate for the time being of each Lender's Available Commitment.

Baseline means each of the KPI 1 Baseline, KPI 2 Baseline and KPI 3 Baseline.

Basel III means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity, risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated;

(c)	the agreements contained in "Basel III: Finalising post-crisis reforms" published by the Basel Committee on Banking Supervision in December 2017 as amended, supplemented or restated; and

(d)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Break Costs means any amount specified as such in the applicable Reference Rate Terms.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and Tel Aviv and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of Euro) which is a TARGET Day; and

(c)	(in relation to the fixing of an interest rate in relation to a Loan) which is an Additional Business Day relating to that Loan or Unpaid Sum.

Central Bank Rate has the meaning given to that term in the applicable Reference Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the applicable Reference Rate Terms.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)
in relation to a Lender listed in Schedule 1 (The Original Lenders), the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it or increased by it in accordance with Clause 2.2 (Accordion Increase in Commitments) under this Agreement; and

(b)
in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it or increased by it in accordance with Clause 2.2 (Accordion Increase in Commitments) under this Agreement, to the extent not cancelled or reduced pursuant to this Agreement.

EXECUTION VERSION

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Confidential Information means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 24.8 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent

CRDIV means EU CRDIV and UK CRDIV.

CRDV means EU CRDV and UK CRDV.

Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

EXECUTION VERSION

(aa)	administrative or technical error; or

(bb)	a Disruption Event; and,

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question

Disruption Event means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)
from communicating with other Parties in accordance with the terms of the Finance Documents, (and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollar Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in US Dollars, that amount converted into US Dollars at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loans.

Dutch GAAP means generally accepted accounting principles in The Netherlands, including IFRS as implemented in The Netherlands.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Group.

EU CRDIV means:

(a)
"Regulation (EU) No 575/2013 of the European Parliament and of the Council dated 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012", as amended from time to time; and

(b)
"Directive 2013/36/EU of the European Parliament and of the Council dated 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC", as amended from time to time.

EU CRDV means:

(a)	Regulation (EU) 2019/876 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 575/2013 and Regulation (EU) No 648/2012; and

EXECUTION VERSION

(b)
Directive (EU) 2019/878 of the European Parliament and of the Council of 20 May 2019 amending Directive 2013/36/EU as regards exempted entities, financial holding companies, mixed financial holding companies, remuneration, supervisory measures and powers and capital conservation measures, in each case as amended from time to time.

Euro and € means the single currency of the Participating Member States.

Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default).

Existing Facility means the facility agreement dated 23 March 2015 (as amended from time to time) and made between, among others, the Borrower as borrower and Sumitomo Mitsui Banking Corporation Europe Limited as agent.

Extension Fee means an amount in US$ equal to 0.075 per cent. of the aggregate Commitment of each Lender which has accepted the relevant Extension Request for each year it has agreed to extend the Termination Date applicable to that Lender.

Extension Option means the option to extend the relevant Termination Date set out in Clause 7.2 (Extension Option).

Extension Request has the meaning given to that term in Clause 7.2.3 (Extension Option).

Facility means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility) as increased in accordance with Clause 2.2 (Accordion Increase in Commitments) (as applicable).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

Fallback Interest Period means, in relation to a Loan, the period specified as such in the applicable Reference Rate Terms.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

EXECUTION VERSION

(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters dated on or before the date of this Agreement or on or about any Accordion Increase Date between the Agent, any Joint Arrangers, any Lender and/or any Accordion Lender and the Borrower setting out any of the fees referred to in Clause 12 (Fees) and Clause 2.2.12.

Finance Document means this Agreement, any Fee Letter, each Accession Letter, any Accordion Increase Confirmation, any Extension Request, any Reference Rate Supplement and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, a Joint Arranger or a Lender.

Financial Indebtedness shall be construed so as to mean any indebtedness:

(a)	in respect of monies borrowed (including interest and other charges on or in respect thereof); and/or

(b)	under acceptance credits or like transactions involving the discounting of bills with banks or other financial institutions; and/or

(c)	in respect of any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instrument; and/or

(d)	under guarantees and indemnities against financial loss issued in respect of any indebtedness or another which would come within this definition; and/or

(e)
any liability in respect of purchase price for assets or services (excluding assets or services purchased in the ordinary course of business) the payment of which is deferred for periods in excess of 180 days; and/or

(f)	any currency swap or interest swap, cap or collar arrangements or any other derivative instrument.

First ESG KPI Assets means the assets identified in the list of assets titled "GHG KPI Properties List" delivered to the Agent on or before the date of this Agreement, or otherwise as updated or superseded in accordance with Clause 11.7 (Rendez vous).

First Maturity Date means, subject to Clause 29.7 (Business Days), the date falling five years after the date of this Agreement.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (b) of Clause 11.3.1 (Cost of funds).

GHG Protocol means the corporate standard greenhouse gas protocol published by the World Business Council for Sustainable Development and the World Resources Institute and entitled "The Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard (Revised Edition)".

Group means the Parent and its Subsidiaries (including the Borrower) for the time being.

EXECUTION VERSION

Guarantor means the Parent and any Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

Historic Primary Term Rate means, in relation to any Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five Business days before the Quotation Day.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFRS means International Financial Reporting Standards issued by the International Accounting Standards Board.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(aa)	administrative or technical error; or

(bb)	a Disruption Event;

and payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Initial Extension Request has the meaning given to that term in Clause 7.2.1 (Extension Option).

Initial Sustainability Margin Adjustment Date means three Business Days after receipt by the Agent of the first Sustainability Compliance Certificate and relevant KPI Report(s).

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

EXECUTION VERSION

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(iii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means, in relation to each Loan, the period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

Interpolated Historic Primary Term Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the relevant Primary Term Rate) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the most recent applicable Overnight Rate (if any) for a day which is:

EXECUTION VERSION

(A)	no more than five Business Days before the Quotation Day; and

(B)	no later than the Overnight Reference Day; and

(b)	the most recent applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan.

Interpolated Primary Term Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the relevant Primary Term Rate) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Primary Term Rate (as of the Quotation Time) for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the applicable Overnight Rate (if any) for the Overnight Reference Day; and

(b)	the applicable Primary Term Rate (as of the Quotation Time) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan.

Joint Arrangers means the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers and each Sustainability Co-ordinator.

KPI means each of KPI 1, KPI 2 and KPI 3.

KPI 1 has the meaning given to it in Schedule 13 (Sustainability Structure).

KPI 1 Baseline has the meaning given to it in Schedule 13 (Sustainability Structure).

KPI 2 has the meaning given to it in Schedule 13 (Sustainability Structure).

KPI 2 Baseline has the meaning given to it in Schedule 13 (Sustainability Structure).

KPI 3 has the meaning given to it in Schedule 13 (Sustainability Structure).

KPI 3 Baseline has the meaning given to it in Schedule 13 (Sustainability Structure).

KPI Outcome means performance of the Group in relation to each KPI for the Sustainability Reporting Period.

KPI Report means, in respect of each Sustainability Reporting Period, a report which details the achieved position in respect of each of the KPIs in respect of that Sustainability Reporting Period and which shall be:

(a)	in respect of KPI 1 and KPI 2, accompanied by a limited assurance by the Sustainability Auditor; and

(b)
in respect of KPI 3, accompanied by a valid scorecard report provided by the Together for Sustainability initiative (TfS), the selected partner of TfS (being Ecovadis SAS as at the date of this Agreement) or any other third party (being an independent sustainability consultant of international reputation with the required qualifications and competency to perform audits and reporting in relation to KPI 3) that may be selected by TfS to replace Ecovadis SAS once its mandate expires.

EXECUTION VERSION

Lease means at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with IFRS.

Lender means:

(a)	any Original Lender; and

(b)
any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Accordion Increase in Commitments) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

LMA means the Loan Market Association.

LMA SLLP means the Sustainability-Linked Loan Principles published by the LMA, the Asia Pacific Loan Market Association and the Loan Syndications & Trading Association in February 2023 as amended, supplemented and/or restated from time to time.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Margin means, subject to any adjustment(s) pursuant to Clause 11.5 (Sustainability Margin Adjustment), 0.70 per cent. per annum.

Market Disruption Rate means the rate (if any) specified as such in the applicable Reference Rate Terms.

Material Adverse Effect means a material adverse effect on the ability of any Obligor to perform its obligations under this Agreement.

Material Subsidiary means at any time any Subsidiary of the Parent:

(a)
whose gross revenues before tax and interest, as shown by the last audited profit and loss account of such subsidiary represent 15 per cent. or more of the consolidated gross revenues before tax and interest of the Group as shown by the last audited consolidated profit and loss account of the Group; or

(b)
whose gross assets as shown by the last audited balance sheet of such subsidiary represent 15 per cent. or more of the consolidated gross assets (less reserves for depreciation, amortisation and doubtful receivables) of the Group as shown by the last audited consolidated balance sheet of the Group; and

(c)	which is not a Holding Company which carries on no other activities and has no liabilities to third parties,

(being at the date hereof, Dead Sea Works Limited, Dead Sea Bromine Company Limited and Rotem Amfert Negev Ltd.) (for the purpose of this definition, a report by the Chief Accounting Officer for the time being of the Parent (who shall be entitled to make such adjustments as he considers fair and appropriate in preparing such report) that in his opinion such subsidiary is or is not or was or was not a Material Subsidiary shall, subject to the provisions of Clause 20 (Information Undertakings), be prima facie evidence thereof).

EXECUTION VERSION

Non-Public Lender has the meaning given to this term in EU CRDIV, which (as at the date of this Agreement) means any Person (as defined in EU CRDIV) which does not belong to the “public” within the meaning of EU CRDIV.

Non-Recourse Project means any standalone project financing entered into by any Project Subsidiary solely for the purposes of the relevant project, where the recourse of the provider of that project financing is limited to the assets comprised in the project of the Project Subsidiary.

Obligor means the Borrower or a Guarantor.

Original Financial Statements means:

(a)	in relation to the Borrower, the audited financial statements of the Borrower for its financial year ending 31 December 2021; and

(b)	in relation to the Parent, the audited consolidated financial statements of the Parent for its financial year ending 31 December 2022.

Overnight Rate means the rate (if any) specified as such in the applicable Reference Rate Terms.

Overnight Reference Day means the day (if any) specified as such in the applicable Reference Rate Terms.

Participating Member State means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Encumbrance means:

(a)	any Security listed in Schedule 7 (Existing Security) together with (and not exceeding) the principal amount secured thereunder;

(b)
any encumbrance granted by any Obligor over (a) documents of title under letters of credit or letters of credit refinancing facilities or (b) bills of exchange drawn under letters of credit, securing short term credit facilities of a tenor of not more than one year;

(c)
any encumbrance granted by any Obligor in favour of any bank or financial institution over the assets or the issued share capital of any company acquired by such Obligor for the purposes of securing indebtedness owed to such bank or financial institution by any member of the Group and borrowed for the purposes of acquiring such assets or the issued share capital of any company acquired by such Obligor;

(d)	any netting, set-off or other pooling arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(e)	any lien arising by operation of law and in the ordinary course of trading;

(f)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group;

EXECUTION VERSION

(g)
any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company.

(h)	any Security entered into pursuant to any Finance Document;

(i)
any encumbrance granted by the Parent to any bank or financial institution over the proceeds of any contract payable to the Parent or granted over inventory or goods connected with the performance of such contract provided that the aggregate amount of such proceeds when aggregated with the amount of other proceeds so encumbered, shall not exceed US$100,000,000 (or its equivalent in other currencies as determined by the Agent);

(j)
any encumbrance granted by the Parent to the State of Israel or any agency or sub- division thereof or to any bank incorporated in the State of Israel acting on its behalf securing the obligations of the Parent in respect of its failure to comply with the terms on which an investment grant may have been made by the State of Israel or such agency or sub-division to it, provided that (i) the aggregate outstanding principal amount secured by such an encumbrance does not exceed US$300,000,000 (or its equivalent in other currencies as determined by the Agent) and (ii) such an encumbrance is over the assets in respect of which such an investment grant has been granted;

(k)
any encumbrance (other than as referred to in paragraph (l) below) granted by the Parent to the US (or a state thereof) or any agency or sub-division thereof securing the obligations of the Parent in respect of its failure to comply with the terms on which a grant may have been made by the US (or a state thereof) or such agency or sub- division of it to a member of the Group, provided that (i) the aggregate outstanding principal amount secured by such an encumbrance does not exceed US$300,000,000 (or its equivalent in other currencies as determined by the Agent) and (ii) such an encumbrance is over the assets in respect of which such grant has been granted;

(l)
any encumbrance granted by the Parent to the United States Department of Energy (or any agency or sub-division thereof) or to any bank incorporated in the US acting on its behalf securing the obligations of a member of the Group in accordance with the terms on which a grant may have been made by the United States Department of Energy (or any agency or sub-division thereof) relating to the construction of a lithium iron phosphate (LFP) cathode active material (CAM) manufacturing plant in St. Louis, Missouri, the US provided that (i) the aggregate outstanding principal amount secured by such an encumbrance does not exceed US$300,000,000 (or its equivalent in other currencies as determined by the Agent) and (ii) such an encumbrance is over the assets in respect of which such an investment grant has been granted;

(m)
any nominal encumbrance granted by the Parent over its assets to the extent necessary in order to comply with the formal requirement of Israeli companies laws applicable to companies generally in respect of the issue of debentures by the Parent;

(n)
any fixed or floating charge in existence at the date hereof (a) which appeared on the charges register of the Parent and on the charges register maintained by the Registrar of Companies in Israel on the date hereof or which has been disclosed to the Agent in writing on or before the date hereof, (b) which is restricted by its terms to a charge over those assets or (in the case of a floating charge) classes of assets over which it is granted at the date hereof, and (c) which secures only indebtedness owed by the Parent to banks incorporated in Israel or to the State of Israel (or any agency or sub- division thereof); and

EXECUTION VERSION

(o)
any Security granted by a Project Subsidiary to any bank or financial institution in respect of a Non-Recourse Project, provided that such Security is limited to the assets of that Project Subsidiary and the Financial Indebtedness secured by that Security is incurred solely for the purposes of that Non-Recourse Project.

Primary Term Rate means the rate specified as such in the applicable Reference Rate Terms.

Project Subsidiary means any member of the Group which has been incorporated for the sole purpose of a Non-Recourse Project.

Quotation Day means the day specified as such in the applicable Reference Rate Terms.

Quotation Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

Quoted Tenor means, in relation to a Primary Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

Reference Rate means, in relation to a Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

Reference Rate Supplement means, in relation to any currency, a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity)) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)	has been made available to the Borrower and each Finance Party.

Reference Rate Terms means in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of  that Loan, Unpaid Sum or accrual, in Schedule 11 (Reference Rate Terms) or in any Reference Rate Supplement.

EXECUTION VERSION

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means the market specified as such in the applicable Reference Rate Terms.

Relevant GAAP means generally accepted accounting principles as in effect from time to time in the relevant jurisdiction.

Repeating Representations means each of the representations set out in Clause 19 (Representations) save for those representations referred to in Clauses 19.7 (Deduction of Tax), 19.8 (No filing or stamp taxes), 19.10.2 and 19.11.3.

Reporting Day means the day (if any) specified as such in the applicable Reference Rate Terms.

Reporting Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Reservations means the reservations or qualifications of law contained in the legal opinions referred to in Schedule 2 (Conditions Precedent) delivered to the Agent pursuant to the terms of this Agreement.

Resignation Letter means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

Restricted Party means a person that is:

(a)	listed on, owned or controlled by a person or persons listed on, any Sanctions List;

(b)
located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions.

RFR means the rate specified as such in the applicable Reference Rate Terms.

Sanctions means any trade, financial or other economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the State of Israel;

(c)	Japan and the Ministry of Foreign Affairs of Japan;

(d)	the European Union or a Participating Member State;

(e)	the United Kingdom; or

EXECUTION VERSION

(f)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the United States Department of the Treasury, the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury (together, the Sanctions Authorities).

Sanctions List means the "Specially Designated Nationals and Blocked Persons List" and the "Sectoral Sanctions Identifications List" each maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the "Consolidated List of Financial Sanctions Targets in the UK" and the "Investments Ban List" maintained by His Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, in each case as amended, supplemented or substituted from time to time.

Second Maturity Date means the date which falls 12 Months from the First Maturity Date.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Specified Time means a time determined in accordance with Schedule 8 (Timetables).

SPT means, in relation to each KPI and Sustainability Reporting Period, the target agreed between the Borrower and the Majority Lenders for that Sustainability Reporting Period as set out in Schedule 13 (Sustainability Structure).

Subsidiary means in relation to a company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	half or more of the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Sustainability Auditor means ERM CVS, or such other qualified external professional services firm which is regularly engaged in assessing sustainability performance reporting and capable of assessing KPI 1 and KPI 2, in each case as appointed by the Borrower in agreement with the Agent (acting on the instructions of the Majority Lenders), in charge of verifying each of the SPTs, including in the context of any KPI Report.

Sustainability Compliance Certificate means a certificate, substantially in the form set out at Schedule 14 (Form of Sustainability Compliance Certificate) delivered to the Agent by the Borrower setting out KPIs achieved by reference to that Sustainability Reporting Period and the corresponding applicable Sustainability Margin Adjustment.

Sustainability Margin Adjustment means the percentage by which the Margin is to be adjusted pursuant to Clause 11.5 (Sustainability Margin Adjustment).

Sustainability Margin Adjustment Date means:

(a)	the Initial Sustainability Margin Adjustment Date; and

EXECUTION VERSION

(b)	three Business Days after receipt by the Agent of a Sustainability Compliance Certificate (other than the first Sustainability Compliance Certificate) and relevant KPI Report(s).

Sustainability Provisions means:

(a)
in this Clause 1.1 (Definitions) the definition of Baseline, KPI, KPI 1, KPI 1 Baseline, KPI 2, KPI 2 Baseline, Finance Party in so far as it relates to a Sustainability Co- ordinator, Initial Sustainability Margin Adjustment Date, KPI 3, KPI 3 Baseline, KPI Outcome, KPI Report, LMA SLLP, Sustainability Auditor, Sustainability Compliance Certificate, Sustainability Margin Adjustment, Sustainability Margin Adjustment Date, SPT, Sustainability Structure and Sustainability Reporting Period; and

(b)
each of Clause 11.5 (Sustainability Margin Adjustment), clause 11.6 (Declassification), Clause 11.7 (Rendez vous), Clause 11.8 (Publication), Clause 15.4 (Indemnity to the Sustainability Co-ordinators), Clause 17 (Costs and expenses) in so far as it relates to a Sustainability Co-ordinator, Clause 19.10 (No misleading information) in so far as it relates to the information provided by the Borrower relating to the Sustainability Provisions, Clause 19.19 (Sustainability), Clause 19.20.2 (Repetition), Clause 20.3 (Sustainability Reporting), Clause 23.3.3 (Other obligations), Clause 23.4.2(b) (Misrepresentation), Clause 26.5 (Appointment of the Sustainability Co-ordinator), Clause 26.6 (Role and duties of the Sustainability Co-ordinators), Clause 26.7 (No fiduciary duties) in so far as it relates to a Sustainability Co-ordinator, Clause 26.8 (Business with the Group) in so far as it relates to a Sustainability Co- ordinator, Clause 26.10 (Responsibility for documentation) in so far as it relates to a Sustainability Co-ordinator, Clause 26.11 (Exclusion of liability) in so far as it relates to a Sustainability Co-ordinator, Clause 26.16 (Credit appraisal by the Lenders) in so far as it relates to a Sustainability Co-ordinator and Clause 31.2 (Addresses) in so far as it relates to a Sustainability Co-ordinator.

Sustainability Reporting Period means each period of one calendar year beginning on 1 January and ending on 31 December. The first such Sustainability Reporting Period shall begin on 1 January 2023.

Sustainability Structure means the Baseline, KPIs, SPTs, related methodologies and other relevant details relating to the structure of the sustainability-linked loan features of the Facility as set out in Schedule 13 (Sustainability Structure).

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

TARGET Day means any day on which T2 is open for the settlement of payments in Euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term Fallback Option means either arrangement for interest calculation referred to in Clause

11.1.5 (Interest calculation if no Primary Term Rate).

Termination Date means, subject to Clause 29.7 (Business Days):

(a)	if no Extension Request is delivered, the First Maturity Date for all Lenders;

(b)	in relation to any Initial Extension Request:

(i)	for each Lender which accepts the Initial Extension Request, the Second Maturity Date; and

EXECUTION VERSION

(ii)	for each other Lender, the First Maturity Date; or

(c)	in relation to any Ultimate Extension Request:

(i)	for any Lender which has previously accepted the Initial Extension Request and accepts the Ultimate Extension Request, the Third Maturity Date.

(ii)
for any Lender which has not accepted the Initial Extension Request but accepts the Ultimate Extension Request, the Second Maturity Date (if that Lender has agreed to extend for one year) or the Third Maturity Date (if that Lender has agreed to extend for two years); and

(iii)	for any other Lender, the First Maturity Date.

Third Maturity Date means the date which falls 12 Months from the Second Maturity Date.

Total Commitments means the aggregate of the Commitments being US$1,550,000,000 as at the date of this Agreement.

Transfer Certificate means a certificate substantially the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

UK CRDIV means:

(a)
"Regulation (EU) No 575/2013 of the European Parliament and of the Council dated 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012" as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the Withdrawal Act); and

(b)
the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(c)
direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRDIV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

UK CRDV means the parts of EU CRDV which form retained EU law (as defined in the Withdrawal Act), as amended by the Financial Holding Companies (Approval etc.) and Capital Requirements (Capital Buffers and Macro-prudential Measures) (Amendment) (EU Exit) Regulations 2020*, and any applicable laws, regulations, rules, guidance or other applicable implementing measures from time to time of the Financial Conduct Authority, Prudential Regulation Authority, or other relevant UK regulator (or their successor) relating to the capital requirements regime for banks in the United Kingdom.

EXECUTION VERSION

Ultimate Extension Request has the meaning given to that term in Clause 7.2.2 (Extension Option).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Dollars and US$ mean the lawful currency of the United States of America.

US Tax Obligor means:

(a)	the Borrower, if it is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which a Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Requests).

VAT means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)
any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the Agent, any Finance Party, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	assets includes present and future properties, revenues and rights of every description;

(c)
a Lender's cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(d)	the European interbank market means the interbank market for Euro operating in Participating Member States;

EXECUTION VERSION

(e)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(f)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)
a month means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms;

(h)
a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(i)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory (other than internal self-regulatory procedures not applicable to companies generally) or other authority or organisation;

(j)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(k)	a time of day is a reference to London time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3
Unless a contrary indication appears, a term used in any other Finance Document, the Sustainability Compliance Certificate or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document, Sustainability Compliance Certificate or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.2.5	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(a)	any replacement page of that information service which displays that rate; and

(b)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

1.2.6	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

1.2.7
A reference in this Agreement to a Central Bank Rate "for" a day is a reference to that Central Bank Rate at close of business on that day in the primary place of business of the central bank or federal reserve responsible for that Central Bank Rate.

1.2.8	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(a)	Schedule 11 (Reference Rate Terms); or

EXECUTION VERSION

(b)	any earlier Reference Rate Supplement.

1.2.9
The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Dutch Terms

1.3.1	In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a suspension of payments or a moratorium of any indebtedness includes (voorlopige) surseance van betaling and a moratorium is declared in respect of any indebtedness includes surseance verleend;

(b)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese Ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(c)	gross negligence means grove schuld;

(d)
an encumbrance or a security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)	wilful misconduct means opzet;

(f)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)
any legal procedure or other procedure or step taken in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, liquidation, dissolution or administration includes an entity having filed (i) for surseance van betaling or voorlopige surséance van betaling or (ii) any notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) ("TCA") or section 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the TCA;

(h)	a moratorium includes surseance van betaling;

(i)	insolvency includes a bankruptcy or a moratorium;

(j)	an administrative receiver or liquidator includes a curator;

(k)	an administrator includes a bewindvoerder; and

(l)	an attachment includes a beslag.

1.4	Third Party Rights

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

EXECUTION VERSION

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dual currency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Accordion Increase in Commitments

2.2.1
Subject to this Clause 2.2 the Borrower may, at any time after the date of this Agreement but not later than the date falling six Months prior to the Termination Date (or such later date as the Agent and the Borrower may agree) request an increase in the Total Commitments (an Accordion Increase) in an aggregate amount not exceeding US$250,000,000 (the Accordion Maximum Amount).

2.2.2	The Borrower shall make any such request by giving prior written notice (an Accordion Request) to the Agent:

(a)	not less than 15 Business Days (or such shorter period as the Agent and the Borrower may agree) prior to the proposed Accordion Increase Date; and

(b)	not more than 25 Business Days prior to the proposed Accordion Increase Date.

2.2.3	Each Accordion Request shall be signed by two authorised signatories of the Borrower acting jointly and shall specify the following matters:

(a)	the total amount of the Accordion Increase requested; and

(b)	the proposed Accordion Increase Date.

2.2.4	Following the delivery of an Accordion Request:

(a)
each existing Lender shall have a right of first refusal in respect of an Accordion Request and no other bank or financial institution may be approached to become an Accordion Lender unless a period of at least 10 Business Days has elapsed since the date of the Accordion Request or such earlier date on which each existing Lender has notified the Agent that it does not wish to become an Accordion Lender;

(b)
each existing Lender which notifies the Agent that it does wish to become an Accordion Lender shall specify what amount of the Accordion Maximum Amount it wishes to increase its Commitments by (the Lender Accordion Amount);

(c)	if any Lender has notified the Borrower that it does wish to become an Accordion Lender, the Borrower may elect (in its sole discretion):

(i)	which (if any) existing Lenders it wishes to become an Accordion Lender; and

(ii)	what share of the Accordion Maximum Amount it wishes such Lender to take (up to the relevant Lender Accordion Amount); and

(d)
following completion of the process described in paragraphs (a) to (c) above, the Borrower may (in its sole discretion) approach other banks or financial institutions with an offer to participate in the proposed Accordion Increase,

(the amount of each such offered participation (whether by an existing Lender under paragraphs (a) to (c) above or by any other banks or financial institutions under paragraph (d) above), an Accordion Commitment, and each such Lender, bank or financial institution which agrees to provide an Accordion Commitment, an Accordion Lender).

EXECUTION VERSION

2.2.5	The Borrower will subsequently collate the Accordion Commitments. The Borrower will then notify the Agent (who shall promptly notify the Lenders) and each Accordion Lender of:

(a)	the name of each Accordion Lender;

(b)	the Accordion Commitment for each Accordion Lender; and

(c)	the proposed Accordion Increase Date (which will be the date proposed in the Accordion Request, or such later date as the Agent, the Accordion Lender(s) and the Borrower may agree).

2.2.6	Following the delivery of a valid Accordion Request, the requested Accordion Increase shall become effective on the date (the Accordion Increase Date) that is the later of:

(a)	the proposed Accordion Increase Date pursuant to Clause 2.2.5 above; and

(b)	the execution by each of the Accordion Lender(s) and the Agent of an otherwise duly completed Accordion Increase Confirmation.

2.2.7
The Agent will, subject to Clause 2.2.8 below, as soon as reasonably practicable after receipt by it of an otherwise duly completed Accordion Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Accordion Increase Confirmation.

2.2.8
The Agent will only be obliged to execute an Accordion Increase Confirmation delivered to it once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumptions of the relevant Accordion Commitments by the Accordion Lender(s) that are not existing Lenders.

2.2.9	On the relevant Accordion Increase Date:

(a)	each Accordion Commitment will be assumed by the relevant Accordion Lender;

(b)
the Borrower and each Accordion Lender that is not an existing Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and that Accordion Lender would have assumed and/or acquired had that Accordion Lender been an Original Lender;

(c)
each Accordion Lender that is not an existing Lender shall become a Party as a Lender, and each such Accordion Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Accordion Lender and those Finance Parties would have assumed and/or acquired had that Accordion Lender been an Original Lender;

(d)	the Commitments of the other Lenders shall continue in full force and effect; and

(e)	the increase in the Total Commitments contemplated by the Accordion Increase Confirmation shall take effect.

2.2.10	The Borrower may not deliver more than three Accordion Requests.

2.2.11	No existing Lender shall be obliged to assume an Accordion Commitment.

2.2.12	The Borrower shall pay to the Agent (for the account of each Accordion Lender) an accordion up front fee in the amount and at the time agreed in a Fee Letter.

2.2.13	Each Accordion Lender that is not an existing Lender will pay the Agent an accession fee in accordance with Clause 24.3 (Assignment, transfer or accordion accession fee).

2.2.14	Each Lender authorises the Agent to execute on its behalf:

EXECUTION VERSION

(a)	any Accordion Increase Confirmation delivered to it pursuant to this Clause 2.2;

(b)	any amendments required to the Finance Documents that are consequential on, incidental to or required to implement or reflect the introduction of Accordion Commitments pursuant to this Clause 2.2; and

(c)	any Fee Letter that is required pursuant to Clause 2.2.12.

2.3	Finance Parties' rights and obligations

2.3.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.3.3 below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

2.3.3	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes including the financing of investments and acquisitions and the refinancing of the indebtedness of the Borrower as it matures.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

(a)
The Borrower may not deliver a Utilisation Request unless the Agent has received or waived all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent:

(i)	to make its own determination as to whether the documents and other evidence it has received are satisfactory for the purpose of paragraph (a) above; and

EXECUTION VERSION

(ii)	to give the notification described in paragraph (a) above if it determines that they are.

(c)	The Agent shall not be liable for any damages, costs or losses whatsoever as a result of making any such determination or giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Event of Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five Loans would be outstanding at any one time (including in relation to any Accordion Commitments made available under Clause 2.2 (Accordion Increase in Commitments)).

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be Euro or US Dollars.

5.3.2	The amount of the proposed Loan must be:

(a)	if the currency selected is Euro, a minimum of €20,000,000 and multiples of €10,000,000 or, if less, the Available Facility; or

(b)	if the currency selected is US Dollars, a minimum of US$20,000,000 and multiples of US$10,000,000 or if less, the Available Facility; and

(c)	in any event such that its Dollar Amount is less than or equal to the Available Facility.

EXECUTION VERSION

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

5.4.3
The Agent shall determine the Dollar Amount of each Loan which is to be made in Euro and shall notify each Lender of the amount, currency and the Dollar Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time, provided further that if the amount of a Loan so calculated by the Agent should cause the Total Commitments to be exceeded the amount of such Loan shall be reduced to an amount which will not cause such excess.

5.4.4	No Lender is obliged to participate in a Loan to the extent that such Loan would exceed the Total Commitments and/or its Commitment.

5.4.5	Each Loan to the Borrower shall at all times be provided by a Non-Public Lender.

6	Currency of Loans

6.1	Unavailability of Euro

If before the Specified Time:

(a)	a Lender notifies the Agent that Euro are not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in Euro would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 6.1 will be required to participate in that Loan in US Dollars (in an amount equal to that Lender's proportion of the Dollar Amount) and its participation will be treated as a separate Loan denominated in US Dollars during that Interest Period.

6.2	Agent's calculations

6.2.1	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment or consolidation of Loans to be made on the last day of the relevant Interest Period.

6.2.2	Each Lender's participation in a Loan will, subject to Clause 6.2.1 above, be determined in accordance with Clause 5.4.2 (Lenders' participation).

7	Repayment and Extension Option

7.1	Repayment of Loans

7.1.1	The Borrower shall repay each Loan which it has drawn on the last day of its Interest Period.

7.1.2	Without prejudice to the Borrower's obligation under Clause 7.1.1 above, if one or more Loans are to be made available to the Borrower:

(a)	on the same day that a maturing Loan is due to be repaid by the Borrower;

EXECUTION VERSION

(b)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.1 (Unavailability of Euro)); and

(c)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(aa)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(bb)
each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(iii)	the Borrower will not be required to make any payment in cash; and

(iv)
each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

7.2	Extension Option

7.2.1
The Borrower may by notice to the Agent (the Initial Extension Request) not more than 60 days and not less than 35 days before the first anniversary of the date of this Agreement, request that the First Maturity Date be extended for a further period to the Second Maturity Date.

7.2.2
The Borrower may by notice to the Agent (the Ultimate Extension Request) no more than 60 days and not less than 35 days before the second anniversary of the date of this Agreement, request that the Termination Date:

(a)	with respect to Lenders who have agreed to the Initial Extension Request, be extended for a further period to the Third Maturity Date; and/or

(b)	if no Initial Extension Request has been made, or with respect to Lenders who refused the Initial Extension Request:

(i)	be extended for a period of one year to the Second Maturity Date; or

(ii)          be extended for a period of two years to the Third Maturity Date,

as selected by the Borrower in the notice to the Agent.

7.2.3	The Agent must promptly notify the Lenders of any Initial Extension Request or Ultimate Extension Request (an Extension Request).

7.2.4
Each Lender may, in its absolute discretion, decide whether or not to accept the Extension Request. Each Lender that agrees to an Extension Request by the date falling 15 days before the relevant anniversary of the date of this Agreement, will extend its Commitment for a further period of one year or two years, as applicable, from the then current Termination Date and the applicable Termination Date with respect to the Commitment of that Lender will be extended accordingly.

EXECUTION VERSION

7.2.5
If any Lender fails to reply to an Extension Request on or before the date falling 15 days before the relevant anniversary of the date of this Agreement, it will be deemed to have refused that Extension Request and its Commitments will not be extended.

7.2.6
If one or more (but not all) of the Lenders agree to an Extension Request, then the Agent must notify the Borrower and the Lenders which have agreed to the extension, identifying in that notification which Lenders have not agreed to the Extension Request.

7.2.7	Subject to Clause 7.2.8 below, each Extension Request is irrevocable.

7.2.8
The Borrower may, on the basis that one or more of the Lenders has or have not agreed to the Extension Request and no later than the date falling 5 days before the relevant anniversary of the date of this Agreement, withdraw the request by notice to the Agent which will promptly notify the Lenders.

7.2.9	The Borrower shall pay the Extension Fee to the Agent for the account of each Lender that has accepted the relevant Extension Request.

8	Prepayment and cancellation; illegality

8.1	Illegality

8.1.1	If:

(a)
it is or becomes unlawful in any applicable jurisdiction for a Lender to give effect to any of its obligations as contemplated by the Finance Documents or to fund or maintain its participation in any Loan (or it becomes unlawful for any Affiliate of a Lender incorporated or operating in any member state of the European Union, the United States of America or Japan for the Lender to do so); or

(b)	(notwithstanding paragraph (a) above) it is or becomes a breach of Sanctions for a Lender or any Affiliate of a Lender for that Lender to:

(i)	receive payments (regardless of whether such payments could be received into a blocked or frozen account) as contemplated by the Finance Documents;

(ii)	perform any of its obligations as contemplated by the Finance Documents or to fund (regardless of whether such funds could be received into a blocked or frozen account); or

(iii)	to maintain its participation in a Loan; or

(c)
a representation made by the Borrower under Clauses 19.16 (Application of the Loans) or 19.18 (Sanctions) proves to have been incorrect or misleading in any material respect at the time it was made or repeated or, but for this Clause 8.1 (Illegality), a Default would have occurred under Clause 22.10 (Application of the Loans), then:

(i)	a Lender shall not be obliged to fund any Utilisation;

EXECUTION VERSION

(ii)	a Lender may notify the Agent in writing of that event and that it requires prepayment pursuant to this Clause 8.1 (Illegality). The Agent shall promptly pass that notice to the Borrower;

(iii)
to the extent that the Lender's participation has not been transferred pursuant to 8.4.4 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay (but only after receipt of the notice referred to in (ii) above) that Lender's participation in the Loans made to the Borrower on the last day of the then current Interest Period (together with all other amounts payable by it to that Lender under the Finance Documents) or on the date specified by the Lender in the notice delivered to the Agent under (ii) above (such date being no earlier than the last day of any applicable grace period permitted by law) and any repayment so made shall satisfy the Borrower's obligations under Clause 7.1 (Repayment of Loans); and

(iv)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled.

8.1.2
In relation to a Finance Party (a Restricted Finance Party), Clauses 8.1.1(b), 8.1.1(c), 19.16(c)(i), 19.18 and 22.10(b)(ii)(aa) (Sanctions) shall only apply for the benefit of a Finance Party to the extent that the above provisions would not result in any violation of, conflict with or liability for that Restricted Finance Party under:

(a)	the European Union Regulation 2271/96 (as amended), including as in effect in the United Kingdom as retained EU law within the meaning of the European Union (Withdrawal) Act 2018; or

(b)	section 7 German Foreign Trade Rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)); or

(c)	a similar anti-boycott statute,

and provided further that such Restricted Finance Party notifies the Agent that it is a Restricted Finance Party.

8.2	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than 30 days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Dollar Amount of that Loan by a minimum amount of US$10,000,000).

8.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 30 days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Commitment (but, if in part, being a minimum Dollar Amount, and an integral multiple, of US$10,000,000). Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Right of replacement or repayment and cancellation in relation to a single Lender

8.4.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 13.2 (Tax Gross-up); or

(b)
any Lender claims indemnification from the Borrower under Clause 13.3 (Tax Indemnity) or Clause 14.1 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with Clause 8.4.4 below.

EXECUTION VERSION

8.4.2	On receipt of a notice referred to in Clause 8.4.1 above, the Available Commitment of that Lender shall immediately be reduced to zero.

8.4.3
On the last day of each Interest Period which ends after the Borrower has given notice under Clause 8.4.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

8.4.4	If:

(a)	any of the circumstances set out in Clause 8.4.1 above apply to a Lender; or

(b)	an Obligor becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender,

the Borrower may, on 10 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.12 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

8.4.5	The replacement of a Lender pursuant to Clause 8.4.4 above shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under Clause 8.4.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)
the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 8.4.4 above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

8.4.6
A Lender shall perform the checks described in paragraph (d) above as soon as reasonably practicable following delivery of a notice referred to in Clause 8.4.4 above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

8.5	Restrictions

8.5.1
Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

EXECUTION VERSION

8.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any applicable Break Costs, without premium or penalty.

8.5.3	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

8.5.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.5.6	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.5.7
If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Dollar Amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this Clause 8.5.7 shall reduce the Commitments of the Lenders rateably.

9	Interest

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan which has been made to it on the last day of each Interest Period.

9.3	Default interest

9.3.1
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2 below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by that Obligor on demand by the Agent .

9.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)
the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

EXECUTION VERSION

9.3.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10	Interest Periods

10.1	Selection of Interest Periods

10.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

10.1.2
If the Borrower fails to specify the Interest Period in a Utilisation Request to the Agent in accordance with Clause 10.1.1 above and subject to this Clause 10, the relevant Interest Period will be 3 months.

10.1.3
Subject to this Clause 10, the Borrower may select an Interest Period of any period specified in the applicable Reference Rate Terms or of any other period agreed between the Borrower, the Agent and all the Lenders.

10.1.4
An Interest Period for a Loan shall not extend beyond the First Maturity Date, and if the Facility is extended in accordance with the Extension Option, an Interest Period for a Loan shall not extend beyond the relevant Termination Date.

10.1.5	An Interest Period for a Loan shall start on the Utilisation Date.

10.1.6	A Loan shall have one Interest Period only.

10.1.7	No Interest Period shall be longer than six Months.

10.2	Non-Business Days

Any rules specified as "Business Day Conventions" in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

11	Changes to the calculation of interest

11.1	Interest calculation if no Primary Term Rate

11.1.1
Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

11.1.2
Shortened Interest Period: If Clause 11.1.1 above applies but it is not possible to calculate the Interpolated Primary Term Rate, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate shall be determined pursuant to the definition of Reference Rate.

11.1.3
Shortened Interest Period and Historic Primary Term Rate: If Clause 11.1.2 above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Reference Rate shall be the Historic Primary Term Rate for that Loan.

EXECUTION VERSION

11.1.4
Shortened Interest Period and Interpolated Historic Primary Term Rate: If Clause 11.1.3 above applies but no Historic Primary Term Rate is available for the Interest Period of that Loan, the applicable Reference Rate shall be the Interpolated Historic Primary Term Rate for a period equal in length to the Interest Period of that Loan.

11.1.5
Term Fallback Option: If Clause 11.1.4 above applies but it is not possible to calculate the Interpolated Historic Primary Term Rate, then, if "fixed Central Bank Rate will apply as a fallback" is specified in the Reference Rate Terms for that Loan, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate shall be:

(a)	the percentage rate per annum which is the aggregate of:

(i)	the Central Bank Rate for the Quotation Day; and

(ii)	any applicable Central Bank Rate Adjustment ;or

(b)	if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:

(i)	the most recent Central Bank Rate for a day which is no more than five days before the Quotation Day; and

(ii)	any applicable Central Bank Rate Adjustment.

11.1.6	Cost of funds: If Clause 11.1.5 above applies but:

(a)	either:

(i)	no Term Fallback Option is specified in the Reference Rate Terms for that Loan; or

(ii)	"fixed Central Bank Rate will apply as a fallback" is specified in the Reference Rate Terms for that Loan but there is no applicable Central Bank Rate; and

(b)	"Cost of funds will apply as a fallback" is specified in the Reference Rate Terms for that Loan,

Clause 11.3 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b)
before the Reporting Time for that Loan, the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 11.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.3	Cost of funds

11.3.1
If this Clause 11.3 applies to a Loan for an Interest Period, Clause 9.1 (Calculation of interest)) shall apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

EXECUTION VERSION

(b)
the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan and, if any such rate is below zero, such rate shall be deemed to be zero.

11.3.2
If this Clause 11.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

11.3.3
Subject to Clause 35.4 (Changes to reference rates), any alternative basis agreed pursuant to Clause 11.3.2 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.3.4	If this Clause 11.3 applies pursuant to Clause 11.2 (Market disruption) and:

(a)	a Lender's Funding Rate is less than the relevant Market Disruption Rate; or

(b)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

that Lender's cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of Clause 11.3.1 above, to be the Market Disruption Rate for that Loan.

11.3.5	If this Clause 11.3 applies the Agent shall, as soon as is practicable, notify the Borrower.

11.4	Break Costs

11.4.1
If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, the Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

11.4.2
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

11.5	Sustainability Margin Adjustment

11.5.1
With effect on and from each relevant Sustainability Margin Adjustment Date, the Margin will be adjusted by adding to or subtracting from the Margin the applicable Sustainability Margin Adjustment set out in the table below by reference to the number of SPTs achieved in respect of the relevant Sustainability Reporting Period as evidenced in the Sustainability Compliance Certificate and KPI Report(s) delivered in accordance with Clause 20.3 (Sustainability Reporting) which relates to that Sustainability Reporting Period:

EXECUTION VERSION

Number of KPIs achieved	Sustainability Margin Adjustment (per cent. per annum) on the Initial Sustainability Margin Adjustment Date	Sustainability Margin Adjustment (per cent. per annum) on each other Sustainability Margin Adjustment Date
3	N/A	-0.015
2	-0.01	-0.005
1	0	+0.005
0	+0.01	+0.015

provided that if either:

(a)	the Borrower fails to deliver a Sustainability Compliance Certificate and/or KPI Report(s) to the Agent in accordance with the provisions of Clause 20.3 (Sustainability Reporting); and/or

(b)
the information supplied in the Sustainability Compliance Certificate does not contain sufficient information for the Finance Parties to be able to confirm compliance with one or more of the SPTs or is found to be materially misleading or materially inaccurate or incomplete when provided or as at the date (if any) it was stated, then on and from the date of such failure or finding under paragraph (a) or (b) above (as applicable), the Sustainability Margin Adjustment shall be calculated on the basis that zero SPTs have been achieved for the relevant Sustainability Reporting Period, and the provisions of Clause 11.5.2 below shall apply.

11.5.2	If:

(a)
following the events in Clause 11.5.1(a) (above), the Borrower subsequently delivers a Sustainability Compliance Certificate and (if applicable) KPI Report(s) within 30 days of the obligation to deliver a Sustainability Compliance Certificate and KPI Report(s) in accordance with Clauses 20.3.1 and 20.3.2; and/or

(b)
following the events in Clause 11.5.1(b) (above), the Borrower issues a revised Sustainability Compliance Certificate with the missing information included or the inaccuracy, inconsistency or error corrected (in each case to the satisfaction of the Finance Parties) within 10 days of the identification of the missing information, manifest inaccuracy, inconsistency or error, the Margin will be adjusted by reference to that Sustainability Compliance Certificate with effect on and from the date falling three Business Days after the date on which the Agent receives that Sustainability Compliance Certificate and KPI Report(s) (as applicable) until the Sustainability Margin Adjustment Date in respect of the immediately subsequent Sustainability Reporting Period.

11.5.3
A Sustainability Margin Adjustment shall not occur more than once annually save where a Sustainability Margin Adjustment is effected pursuant to Clause 11.5.2 above or a Declassification Event occurs pursuant to Clause 11.6 (Declassification) below.

11.5.4	If there is a misrepresentation made under Clause 19.19 (Sustainability) and such misrepresentation is not remedied or waived within 20 Business Days of the earlier of:

(a)	the Agent giving notice to the Borrower of such misrepresentation; and

(b)	the Borrower becoming aware of such misrepresentation,

EXECUTION VERSION

the Margin shall be increased by the Sustainability Margin Adjustment applicable to each KPI in respect of which such misrepresentation applies on the same basis as if such KPI had not achieved its SPT in accordance with the provisions of Clause 11.5.1 above. Such increase of Margin shall be effective immediately on and from the end of the 20 Business Day period, and shall be in effect until the relevant misrepresentation has been remedied or waived.

11.5.5	For the avoidance of doubt:

(a)
in determining the SPTs achieved and the Sustainability Margin Adjustment, adjustments to the applicable Margin by reason of delivery of a Sustainability Compliance Certificate shall not be cumulative. Each applicable premium or discount shall only apply until the immediately subsequent Sustainability Margin Adjustment Date;

(b)
a Sustainability Margin Adjustment may apply for a maximum period of one year and must cease on the first anniversary of the date on which such adjustment was made. Where a Sustainability Margin Adjustment has not been made in respect of the subsequent financial year at the time of such anniversary, the Margin shall apply on the basis that no adjustment is made to it by means of the provisions of this Clause 11.5; and

(c)
no breach of the Sustainability Provisions, failure to meet any SPT and/or any breach of Clause 11.6 (Declassification) (including the occurrence of a Declassification Event) shall constitute an Event of Default.

11.6	Declassification

If:

(a)	the Parties are unable to agree revised KPIs and/or SPTs in accordance with Clause 11.7.1 (Rendez vous);

(b)
the Borrower has not complied with the provisions of Clause 11.5.2 (Sustainability Margin Adjustment) within the timeframes set out therein, following its failure to deliver a Sustainability Compliance Certificate or KPI Report(s) in accordance with the provisions of Clause 20.3 (Sustainability Reporting);

(c)	the Borrower has not provided audited figures for each Baseline in accordance with Clause 20.3.7 (Sustainability Reporting); or

(d)
a misrepresentation is made under Clause 19.19 (Sustainability) is not remedied or waived within 30 days of the end from the 20 Business Days' period referred to in Clause 11.5 (Sustainability Margin Adjustment) above,

(each a Declassification Event):

(i)	this Agreement shall be declassified as a sustainability-linked financing;

(ii)	all Sustainability Provisions shall cease to apply;

(iii)	the Margin shall be recalculated such that, with effect from the date of the Declassification Event, the provisions of Clause 11.5 (Sustainability Margin Adjustment) does not apply; and

(iv)	Clause 11.8 (Publications) shall apply.

11.7	Rendez vous

11.7.1	If:

EXECUTION VERSION

(a)	in the reasonable opinion of the Agent (acting on behalf of the Majority Lenders) and/or the Sustainability Co-ordinators, the Facility no longer complies with the LMA SLLP;

(b)
any member of the Group sells, leases, transfers or otherwise disposes of an asset, or completes an acquisition or merger, which in each case could reasonably be expected to affect any of the SPTs in any material respect (whether adversely or otherwise);

(c)
there are any changes to the SPT calculation methodology (including any change compared to the methodology of any KPI Report (or similar report evidencing performance of the Group against the KPIs) provided to the Finance Parties on or before the date of this Agreement), any cessation by the Borrower, on a permanent basis, to target any KPI and/or publish its value or any revision to its sustainability strategy in a manner that materially impacts on the KPIs or SPTs; or

(d)
the Borrower or the Agent (acting on the instructions of the Majority Lenders) (acting reasonably) in each case, after consultation with the Sustainability Co-ordinators, consider that any KPI or SPT is no longer available, cannot be calculated, or is no longer appropriate with respect to the Group (including, but not limited to, taking into account material changes to the Group, including due to material acquisitions, changes to applicable reporting standards or the Group's sustainability strategy, and, for the avoidance of doubt, including in relation to any proposed amendments arising out of any approval or validation obtained by the Borrower from the Science Based Targets initiative, (a partnership between CDP, the United Nations Global Compact, World Resources Institute (WRI) and the World Wide Fund for Nature (WWF)) in relation to KPI 1), the Borrower, the Sustainability Co-ordinators and the Agent (acting on the instructions of all the Lenders):

(aa)
shall negotiate in good faith for a period of not more than 20 Business Days with a view to agreeing (i) new KPIs and/or SPTs in line with the LMA SLLP and/or (ii) a new Sustainability Margin Adjustment mechanism relevant to the remaining KPIs; and

(bb)	may enter into any amendment agreement to this Agreement required to reflect the same, as well as any other appropriate consequential amendments.

11.7.2	Any negotiations relating to the replacement or deletion of, or amendment to, any or all of the KPIs and/or SPTs made in accordance with Clause 11.7.1 above shall be:

(a)	supported with reasonable evidence why such negotiations should be initiated;

(b)	supported with reasonable evidence why any new KPIs and/or SPTs are appropriate; and

(c)
made with the intention to retain the sustainability-linked nature of this Agreement to the extent possible (including leaving unchanged those KPIs and/or SPTs which remain available, calculable and appropriate with respect to the Group).

11.7.3
If the Borrower has not engaged in such negotiations (if applicable) or no such agreement is reached within 20 Business Days of the date on which any of the events described in paragraph 11.7.1 above occur:

(a)	the Borrower may, in its absolute discretion, give notice to the Agent in accordance with Clause 8.2 (Voluntary prepayment of Loans) to prepay the Loans and any other outstanding amounts; or

(b)	if the Borrower has not given notice to the Agent in accordance with paragraph (a) above, the Facility shall be declassified pursuant to paragraph (b) of Clause 11.6 (Declassification).

EXECUTION VERSION

11.8	Publications

If this Agreement has been declassified as sustainability-linked pursuant to Clauses 11.6 (Declassification) or 11.7 (Rendez vous):

(a)
the Borrower will not advertise, report, publish, represent in any materials or otherwise state (including, without limitation, on any website of any member of the Group, in its financial statements or annual report, in any press release or public announcement or otherwise) which relate to the Facility (or any financing under it) being sustainability- linked finance;

(b)
the Borrower will use its reasonable endeavours to ensure that, within 10 days of such declassification, any existing advertisements, reports, publications, materials or other statements (including, without limitation, on any website of any member of the Group, in its financial statements or annual report, in any press release or public announcement or otherwise) that the Facility is a sustainability-linked financing are amended to reflect the declassified status of the Facility or removed and the Finance Parties or any one of them may issue a statement or press release to clarify the declassified status of the Facility and in such circumstances, notwithstanding Clause 24.8 (Confidential Information), the Finance Parties or any one of them are permitted to disclose Confidential Information that relates to the Facility as sustainability-linked finance in any such statement or press release.

12	Fees

12.1	Commitment fee

12.1.1
The Borrower shall pay to the Agent (for the account of each Lender) a fee in US Dollars calculated daily at the rate of 35 per cent. of the Margin on that Lender's Available Commitment for the Availability Period.

12.1.2
The accrued commitment fee is payable on the last day of each successive period of three months during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

12.2	Up front fees

The Borrower shall pay to the Agent for the account of the relevant Finance Parties up front fees, each up front fee shall be payable in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Utilisation Fee

12.4.1	The Borrower shall pay to the Agent (for the account of each Lender) a utilisation fee in US Dollars calculated daily at the rate of:

(a)	0.10 per cent. per annum on that Lender's participation in any outstanding Loans if the total outstanding principal amount of the Loans is less than 33 per cent. of the Total Commitments; or

EXECUTION VERSION

(b)
0.20 per cent. per annum on that Lender's participation in any outstanding Loans if the total outstanding principal amount of the Loans is equal to or more than 33 per cent. of the Total Commitments but less than 66 per cent. of the Total Commitments; or

(c)	0.35 per cent. per annum on that Lender’s participation in any outstanding Loans if the total outstanding principal amount of the Loans is equal to or more than 66 per cent. of the Total Commitments.

12.4.2
The accrued utilisation fee is payable on the last day of each successive period of three months commencing on the date of this Agreement, on the Termination Date and at the time of any prepayment under this Agreement of any Lender’s participation in any Loan or cancellation of any Lender’s Commitment hereunder.

13	Tax gross up and indemnities

13.1	Definitions

13.1.1	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

13.2	Tax gross-up

13.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

13.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.5
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

13.3.1
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

EXECUTION VERSION

13.3.2	Clause 13.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(iv)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(v)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 13(Tax gross-up); or

(ii)	relates to a FATCA Deduction required to be made by a Party.

13.3.3
A Protected Party making, or intending to make a claim under Clause 13.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

13.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Claims by Lenders

A Lender intending to make a claim pursuant to Clause 13.3 (Tax Indemnity) shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower thereof in reasonable detail provided that nothing herein shall require such Lender to disclose any confidential information relating to the organisation of its affairs.

13.5	Notification of Requirement to Deduct Tax

If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), that Obligor shall, within three days of becoming aware of the requirement to deduct or withhold, notify the Agent.

13.6	Evidence of Payment of Tax

If an Obligor makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Lender, within 30 days after it has made such payment to the applicable authority, evidence satisfactory to such Lender(s) (including all relevant tax receipts) that such deduction or withholding has been duly remitted to the appropriate authority.

13.7	Tax Credit

In the event that, following the imposition of any taxes upon any payment by an Obligor as aforesaid, any Lender shall actually receive or be granted a credit against or remission for any income or corporation tax payable by it, such Lender shall (subject to the relevant Obligor having paid any additional amount payable in accordance with this Clause 13.7) to the extent that it can do so without prejudice to the retention of the full amount of such credit or remission, reimburse to that Obligor such amount of such credit or remission as such Lender shall in its sole opinion have concluded to be allocable to the imposition of such taxes.

Nothing herein contained shall affect the right of each Lender to arrange its tax affairs as it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from any Tax on its corporate profits or similar Tax liability in respect of the imposition of such Tax and, if any Lender does claim any such relief, it shall be under no obligation to claim the same in priority to any other claims, reliefs, credits or deductions available to it.

EXECUTION VERSION

13.8	VAT

13.8.1
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 13.8.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

13.8.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

13.8.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13.9	FATCA information

13.9.1	Subject to Clause 13.9.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(iii)	a FATCA Exempt Party; or

(iv)	not a FATCA Exempt Party;

(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

EXECUTION VERSION

13.9.2
If a Party confirms to another Party pursuant to paragraph (a) of Clause 13.9.1 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

13.9.3
Clause 13.9.1 above shall not oblige any Finance Party to do anything, and paragraph (c) of Clause 13.9.1 shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

13.9.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a) or (b) of Clause 13.9.1 (including, for the avoidance of doubt, where Clause 13.9.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9.5
If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(a)	where the Borrower is a US Tax Obligor on the date of this Agreement and the relevant Lender is an Original Lender, the date of this Agreement;

(b)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(c)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:
(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

13.9.6	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 13.9.5 to the Borrower.

13.9.7
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 13.9.5 is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

13.9.8
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 13.9.5 or 13.9.7 without further verification. The Agent shall not be liable for any action taken by it under or in connection with Clauses 13.9.5, 13.9.6 or 13.9.7.

EXECUTION VERSION

13.10	FATCA Deduction

13.10.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

13.10.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14	Changes in Circumstances

14.1	Increased Costs

14.1.1
If, by reason of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation and/or (B) compliance with any law or regulation or any request or requirement being a request or requirement with which Lenders customarily comply relating to the maintenance of reserves, insurance, capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority (in each case whether made or implemented before or after the date of this Agreement and including, without limitation, CRDIV, CRDV and Basel III):

(a)	any amount payable to or the effective return of a Lender or any Holding Company of such Lender under this Agreement or in respect of its Commitment is reduced;

(b)
a Lender or any Holding Company of such Lender incurs an increased cost or an additional cost as a result of such Lender's maintaining a commitment or performing its obligations (including its obligations to participate in the making of any Loan) under this Agreement;

(c)	there is any increase in the cost or an additional cost to a Lender or any Holding Company of such Lender of funding or maintaining its share of a Loan; or

(d)
a Lender becomes liable to make any payment on account of Tax or otherwise (not being a Tax imposed on and calculated by reference to the net income paid to and received by such Lender's Facility Office by the jurisdiction in which it is incorporated or in which its Facility Office is located) on or calculated by reference to the amount of such Lender's share of the Loan and/or to any sum received or receivable by it hereunder, then the Borrower shall, from time to time on demand of the Agent, within 5 Business Days pay to the Agent for the account of that Lender amounts sufficient to hold harmless and indemnify that Lender or such Lender's Holding Company from and against, as the case may be, (1) such reduction in the rate of return of capital or amount due and payable under this Agreement, (2) such increased cost or additional cost, (3) such increased cost or additional cost (or such proportion of such increased cost or additional cost as is, in the reasonable opinion of that Lender, attributable to its share of the Loans) or (4) such liability arising under Clause 14.1.1(d). In each case that Lender shall promptly forward to the Borrower through the Agent written evidence in reasonable detail certified by such Lender as to such occurrence.

14.1.2
In calculating the Borrower's liability under this Clause 14.1, no account shall be taken of any such cost, reduction, payment or foregone interest or other return to the extent that they have already been taken into account in calculating the Borrower's liability under Clause 13 (Tax Gross up and indemnities), including any FATCA Deduction required to be made by a Party.

EXECUTION VERSION

14.2	Increased Costs Claims

14.2.1
A Lender intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower provided that nothing herein shall require such Lender to disclose any confidential information relating to the organisation of its affairs.

14.2.2
Any notification made by a Lender making a claim pursuant to Clause 14.1 (Increased Costs) shall also confirm that such Lender is claiming similar additional payments from similar borrowers in relation to similar existing facilities (with such similarity to be determined by the relevant Lender acting reasonably).

14.3	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15	Other indemnities

15.1	Currency indemnity

15.1.1
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or reasonably incurred as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that the Parent will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

EXECUTION VERSION

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	(following consultation with the Borrower) investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Sustainability Co-ordinators

The Borrower shall promptly indemnify each Sustainability Co-ordinator against any cost (including legal fees) or any other loss or liability incurred by that Sustainability Co-ordinator (acting reasonably and otherwise than by reason of the Sustainability Co-ordinators' gross negligence or wilful misconduct) arising out of or in relation to any action, claim, investigation or proceeding commenced or threatened in writing against that Sustainability Co-ordinator in relation to this Agreement and the performance of its role hereunder.

16	Mitigation by the Lenders

16.1	Mitigation

16.1.1
Each Finance Party shall, in consultation with the Borrower (for a period not exceeding 30 days), take all reasonable steps (as the Borrower may agree) to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clauses 8.1 (Illegality), 13 (Tax gross-up and indemnities) or 14.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.1.2	Clause 16.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

16.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2
A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would or might have an adverse effect upon its business, operations or financial condition.

17	Costs and expenses

17.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and each Sustainability Co-ordinator the amount of all costs and expenses (including external legal fees to the extent separately agreed) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

EXECUTION VERSION

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18	Guarantee and indemnity

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

EXECUTION VERSION

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18.4, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

EXECUTION VERSION

(b)	to claim any contribution from any other guarantor of an Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1(Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

18.8	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19	Representations

Each Obligor makes the representations and warranties set out in this Clause 19 (other than the representation contained in Clause 19.11.3 which shall be given by the Borrower and the Parent only) to each Finance Party on the date of this Agreement.

19.1	Status

19.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.1.2	It has the power to own its assets and carry on its business as it is being conducted.

EXECUTION VERSION

19.1.3	The Borrower is a wholly-owned Subsidiary of the Parent.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clauses 4 (Conditions of Utilisation) or 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	it or any of the Material Subsidiaries' constitutional documents; or

(c)	any agreement (other than this Agreement) or instrument binding upon it or any of the Material Subsidiaries or any of its or any of the Material Subsidiaries’ assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully (in its jurisdiction of incorporation) to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

19.6.1	Subject to the Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

19.6.2	Subject to the Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

Subject to the Reservations, it is not required as at the date hereof under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation as at the date hereof it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

EXECUTION VERSION

19.9	No default

19.9.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.9.2
To the best of its knowledge and belief and after having made due investigation, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any Material Subsidiary or to which its and, in the case of the Parent, its Material Subsidiaries' assets are subject which might have a Material Adverse Effect.

19.10	No misleading information

19.10.1
Any factual information provided prior to the date hereof by any member of the Group to the Lenders in connection with this Agreement was true, complete and accurate in all material respects as at the date it was provided.

19.10.2
To the best of its knowledge or belief and after making due enquiries, nothing material has occurred or been omitted from the information referred to above and no information has been given or withheld that results in such information being untrue or misleading in any material respect.

19.11	Financial statements

19.11.1
Its Original Financial Statements were prepared in accordance with, in the case of the Borrower, Dutch GAAP, and in the case of the Parent, IFRS and in all other cases, the Relevant GAAP applicable to the relevant Obligor, consistently applied.

19.11.2
Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Borrower and the Parent) during the relevant financial period to which it relates.

19.11.3
There has been no material adverse change in its business or condition (financial or otherwise) prospects or operations (and the Parent confirms that there has been no material adverse change in the business or consolidated condition (financial or otherwise) prospects or operations of the Group as a whole) since the date on which the Original Financial Statements were prepared.

19.12	Pari passu ranking

Under the laws of its jurisdiction as at the date of this Agreement, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

Save as referred to in Note 18(c) of the Original Financial Statements of the Parent and in the financial statements provided pursuant to Clause 20.1 (Financial Statements), to the best of its knowledge and belief and after having made due investigation, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings) which, if adversely determined, might reasonably be expected to have a material adverse effect on the business or financial condition of any Obligor or any Material Subsidiary have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Material Subsidiaries.

19.14	Security

No Security prohibited under Clause 22.3 (Negative pledge) exists over all or any of its present or future revenues or assets.

EXECUTION VERSION

19.15	Immunity

It will not be entitled to claim immunity from suit, execution, attachment or the legal process in any proceedings taken in the jurisdiction of its incorporation.

19.16	Application of the Loans

Following the Utilisation Date:

(a)	the Borrower has applied each Loan only in accordance with the purpose set out in Clause 3.1 (Purpose);

(b)
the Borrower has made sufficient enquiries into the businesses of its investment or acquisition targets to ensure that each Loan shall be applied by its investment or acquisition targets only towards legitimate and lawful transactions; and

(c)
the Borrower has not permitted or authorised any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to benefit or to fund any trade, business or other activities with:

(i)	a Restricted Party, if such business, trade or activity is illegal under Sanctions applicable to the Borrower or a Finance Party; and/or

(ii)	to finance the purchase of firearms or the trade in illegal goods, including drugs and services.

19.17	Anti-corruption law

19.17.1
Each member of the Group has conducted and is conducting its businesses in compliance with applicable anti-corruption laws and has instituted and maintained and will institute and maintain policies and procedures designed to promote and achieve compliance with such laws.

19.17.2
To the extent the laws referred to in Clause 19.17.1 conflict, there shall be no breach of Clause 19.17.1 provided each member of the Group has used reasonable endeavours to comply with Clause 19.17.1.

19.18	Sanctions

19.18.1	Neither the Borrower nor (to the best of the Borrower's knowledge after due enquiry):

(a)	any other member of the Group (other than ICL Rus LLC); nor

(b)	any of the Borrower’s joint ventures; nor

(c)	the Parent's, any other Obligor or any Material Subsidiary's respective directors and officers,

is a Restricted Party or has received notice of, or is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority which, if adversely determined, might reasonably be expected to have a material adverse effect on the business or financial condition of the Parent, any Obligor or any Material Subsidiary.

19.18.2
Each member of the Group has instituted and maintains policies and procedures designed to promote and achieve compliance with all laws and regulations relating to Sanctions that are applicable to the Borrower or any member of the Group.

EXECUTION VERSION

19.19	Sustainability

19.19.1
Any calculations pertaining to any KPI or SPT in the most recently delivered Sustainability Compliance Certificate and/or KPI Report(s) are true and accurate in all material respects, have been arrived at after due and careful consideration and have been based on reasonable and appropriate calculation methods and assumptions.

19.19.2
The Borrower has not (save as being negotiated or as agreed in accordance with Clause 11.7 (Rendez vous)) changed its methodology or assumptions in respect of any calculations pertaining to any KPI or SPT in the most recently delivered Sustainability Compliance Certificate and/or KPI Report(s) and each relevant calculation has been conducted on a basis consistent with that used in respect of the applicable Baseline, other than such changes that have been agreed or are permitted in accordance with the terms of this Agreement.

19.20	Repetition

19.20.1	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request, the date of any Extension Request, the date of any Accordion Request, any Accordion Increase Date, and the first day of each Interest Period; and

(b)	in the case of an Obligor, the day on which the company becomes an Obligor.

19.20.2
The representations set out in Clause 19.19 (Sustainability) shall be deemed to be made by each Obligor on each date on which a Sustainability Compliance Certificate is delivered in accordance with Clause 20.3.1 (Sustainability Reporting), in respect of the Sustainability Compliance Certificate delivered on such date.

20	Information undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

20.1.1
The Borrower and the Parent shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event, in respect of the Borrower, within 150 days after the end of each of its financial years and, in respect of the Parent, within 90 days after the end of each of its financial years:

(a)	its audited consolidated financial statements for that financial year; and

(b)	the audited financial statements of each Obligor for that financial year; and

20.1.2
The Parent shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 60 days after the end of each of the first three quarters in each of its financial years its unaudited consolidated financial statements for that period.

20.2	Compliance Certificate

20.2.1
The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 20.1.1(a) or Clause 20.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

EXECUTION VERSION

20.2.2
Each Compliance Certificate shall be signed by (i) the Vice President, Group Treasurer or the Chief Financial Officer of the Parent and (ii) another authorised signatory of the Parent and in relation to the financial statements delivered pursuant to Clause 20.1.1(a) of Clause 20.1 (Financial statements) to the extent that the Agent shall have reasonable concerns as to the accuracy of the Compliance Certificate, shall be reported on by the Parent's auditors.

20.3	Sustainability Reporting

20.3.1
The Borrower shall supply to the Agent, within 180 days of the end of each Sustainability Reporting Period, a duly completed Sustainability Compliance Certificate in respect of the most recently ended Sustainability Reporting Period.

20.3.2
Each Sustainability Compliance Certificate shall set out the KPI Outcome of the Group for the relevant KPIs for the most recently ended Sustainability Reporting Period and shall be accompanied by the details of any changes and updates to the Group's sustainability strategy (to the extent that such changes relate to the KPIs and SPTs) and one or more KPI Reports containing:

(a)	a statement of limited assurance by the Sustainability Auditor; and

(b)	a valid scorecard report provided by TfS,

with respect to the Group's performance in respect of the KPI Outcome values for each relevant KPI.

20.3.3
Each Sustainability Compliance Certificate shall be substantially in the form set out in Schedule 14 (Form of Sustainability Compliance Certificate) and signed by two authorised signatories of the Borrower including confirming compliance with the SPTs and detailing any material changes to the calculation methodology since the previous Sustainability Compliance Certificate (if applicable) and the impact of those changes on the Borrower's sustainability performance.

20.3.4
The Borrower shall supply to the Sustainability Auditor and/or TfS, promptly on request, such further information as the Sustainability Auditor and/or TfS may reasonably request in relation to its preparation of any current KPI Report.

20.3.5
The Borrower shall supply to the Agent and the Sustainability Co-ordinators, promptly on request, such further information as the Agent and/or the Sustainability Co-ordinators may reasonably request in relation to any Sustainability Compliance Certificate or the Group's sustainability performance (including any KPI Outcome value).

20.3.6	The Borrower shall inform the Agent and the Sustainability Co-ordinators promptly upon becoming aware of any of the events set out in Clause 11.7 (Rendez vous) arising.

20.3.7
The Borrower shall supply to the Agent (for delivery to all of the Lenders and the Sustainability Co-ordinators) the figures in respect of each Baseline in a form which has been audited by the Sustainability Auditor or reported on by TfS within 90 days of the date of this Agreement.

20.3.8	The Borrower shall inform the Agent and the Sustainability Co-ordinators of any Declassification Event promptly upon becoming aware of its occurrence.

20.3.9	The Borrower shall promptly notify the Agent upon receiving notice or otherwise becoming aware that the Sustainability Auditor or TfS:

(a)	has sought or intends to seek any amendment to or waiver of its terms of engagement; or

(b)	has terminated or intends to terminate its appointment.

EXECUTION VERSION

20.4	Requirements as to financial statements

20.4.1
Each set of financial statements delivered by the Borrower and the Parent pursuant to Clause 20.1 (Financial statements) shall be certified by the Financial Officer of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

20.4.2
The Borrower and the Parent shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using, in the case of the Borrower, Dutch GAAP, in the case of the Parent, IFRS or, in the case of any other Obligor, the Relevant GAAP applicable to that Obligor's jurisdiction, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Relevant GAAP (other than the introduction of IFRS by the State of Israel and the adoption by the Borrower of IFRS in 2008), the accounting practices or reference periods and its auditors deliver to the Agent:

(a)
a description of any change necessary for those financial statements to reflect the Dutch GAAP, IFRS or other Relevant GAAP accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared;

(b)
if the Parent notifies the Agent that a change in the Relevant GAAP is required pursuant to this Clause 20.4.2, the Parent shall, in respect of that financial year only, calculate the financial covenants contained in Clause 21 (Financial covenants) in accordance with the Relevant GAAP applicable to the Parent immediately before the change in the Relevant GAAP; and

(c)
the Agent (acting on the instructions of the Majority Lenders) and the Parent shall negotiate in good faith for a period not exceeding 30 days with a view to agreeing such amendments to Clause 21 (Financial covenants) as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement. If amendments satisfactory to the Majority Lenders are agreed by the Parent within such 30 day period, those amendments shall take effect in accordance with the terms agreed; and

(d)
if such amendments are not agreed, the Parent shall deliver to the Agent sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4.3
Each set of financial statements delivered by an Obligor pursuant to Clause 20.1.1 shall be audited by auditors of recognised public standards in the Netherlands, in the case of the Borrower, in Israel, in the case of the Parent, and in the relevant Obligor's jurisdiction, in the case of any other Obligor, in each case acceptable to the Agent.

20.5	Information: miscellaneous

20.5.1	The Borrower and the Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
all documents dispatched to the New York Stock Exchange and all other publicly available documents dispatched by the Borrower and the Parent to their respective shareholders (or any class of them) at the same time as they are dispatched. Any public filing submitted by the Parent with the Securities and Exchange Commission (SEC) shall be deemed to be a notice to Agent, and the Borrower and the Parent shall not be obliged to deliver further copies of such documents to the Agent;

EXECUTION VERSION

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a material adverse effect on the business or financial condition of any Obligor. Any public filing submitted by the Parent with the Securities and Exchange Commission (SEC) shall be deemed to be a notice to Agent, and the Borrower and the Parent shall not be obliged to deliver further details of such litigation, arbitration or administrative proceedings to the Agent;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably require; and

(d)
in the case of the Parent, forthwith on the request of any Lender (through the Agent) and in any event within 90 days of such request being made, provide at the reasonable cost of the Parent a report by the independent auditors from time to time of any Subsidiary of the Parent specified in such request (who shall be entitled to make such adjustments as they consider fair and appropriate in preparing such report) as to whether or not such subsidiary is or is not or was or was not a Material Subsidiary provided that no Lender may make such a request unless the Chief Accounting Officer of the Parent has first prepared and delivered a report with respect thereto as contemplated in the definition of "Material Subsidiary". A report by such auditors shall, in the absence of manifest error, be conclusive and binding on all parties and shall replace for all purposes any report of the Chief Accounting Officer of the Parent referred to above.

20.6	Notification of default

20.6.1
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.6.2
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

20.7	Direct electronic delivery by Borrower

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 31.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

21	Financial covenants

21.1	Definitions

When used in this Clause 21, the following terms shall have the meanings ascribed to them:

Acquired Subsidiary Total Debt means all Total Debt of any person which becomes a Subsidiary of the Parent after the date of this Agreement and which:

(a)	is outstanding on the date such person becomes a Subsidiary (or such person is at such time contractually bound, in writing, to incur such Total Debt);

(b)	has not been (and is not being) incurred, extended or renewed in contemplation of such person becoming a Subsidiary; and

(c)	remains outstanding for a period of not more than 180 days from the date such person becomes a Subsidiary.

EXECUTION VERSION

Cash and Cash Equivalents means:

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations:

(i)
issued or guaranteed by the government of the United States of America, Israel, the United Kingdom, The Netherlands, France, Germany or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;

(ii)
issued or guaranteed by a government other than as set out in (c)(i) where those marketable obligations are rated AAA by Standard & Poor's or FitchIBCA or Aaa by Moody's Investor Services or any investment in marketable obligations issued or guaranteed by any agency or department of any of those governments which has an equivalent credit rating;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	which is issued in the United States of America, the United Kingdom, The Netherlands, France or Germany;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 from Standard & Poor's or FitchIBCA or P-1 by Moody's Investor Services, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; or

(e)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which, or the proceeds of which, is capable of being applied against Senior Debt. In this definition, an acceptable bank is (i) Bank Leumi and Bank Hapoalim and their respective subsidiaries, (ii) a commercial bank, financial institution or trust company which has a rating of A or higher by Standard & Poor's or FitchIBCA or A2 or higher by Moody's Investor Services or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

Consolidated Assets means, at any time, the total assets of the Group which would be shown as assets on a consolidated balance sheet of the Group as of such time prepared in accordance with IFRS, after eliminating all amounts properly attributable to minority interests, if any, in the stock and shares of Subsidiaries of the relevant Group Company.

Consolidated EBITDA means Consolidated Net Income for a measurement period, adjusted by:

(a)	adding back Consolidated Net Financing Expense for such period;

(b)	excluding any exceptional or extraordinary item;

(c)	deducting any amount attributable to minority interests; and

(d)	adding back taxes, depreciation and amortisation.

EXECUTION VERSION

Consolidated Net Debt means at any time (without double counting) the aggregate amount of all obligations of the Group for or in respect of Debt but:

(a)	including, in the case of finance leases, only the capitalised value therefor;

(b)	deducting the aggregate amount of Cash and Cash Equivalents held by any member of the Group at such time; and

(c)	deducting up to US$350,000,000 outstanding under the Trade Receivables Securitisation Programme that may from time to time be classified as Debt.

Consolidated Net Financing Expense means net financing expense for the Group on a consolidated basis, calculated in accordance with IFRS.

Consolidated Net Income means, in relation to any period, the net income (or loss) of the Group for such period (taken as a cumulative whole), as determined in accordance with IFRS, after eliminating all offsetting debits and credits between the Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Group in accordance with IFRS.

Consolidated Net Interest Expense means, in relation to any period, the sum (without double counting but in each case, eliminating all offsetting debits and credits between the Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Group in accordance with IFRS) of:

(a)
all interest in respect of Debt of the Group (including imputed interest on Lease obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalised or deferred during such period and not deducted in determining Consolidated Net Income for such period; and

(b)	all debt discount and expense amortised or required to be amortised in the determination of Consolidated Net Income for such period,

less interest income of the Group.

Consolidated Shareholders' Equity means, at any time the sum of:

(a)	the par value (or value stated on the books of the corporation) of the shares of the Group (excluding shares which are subscribed for but unissued); and

(b)	the amount of the paid-in capital and retained earnings of the Group,

(in each case as such amounts would be shown on a consolidated balance sheet of the Group as of such time prepared in accordance with Relevant GAAP) less (to the extent included above), all amounts properly attributable to minority interests (if any) in the shares of the Group.

Debt means, with respect to any person, without duplication,

(a)	its liabilities for borrowed money;

(b)
its liabilities for the deferred purchase price of property acquired by such person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	its Lease obligations;

EXECUTION VERSION

(d)	all liabilities for borrowed money secured by any Security with respect to any property owned by such person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)	any guarantee or indemnity against financial loss of such person with respect to liabilities of a type described in any of paragraphs (a) to (d) above.

In this definition, Debt of any person shall include all obligations of such person of the character described in paragraphs (a) to (e) above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under IFRS.

EBITDA for any person, shall mean the net income of such person for a measurement period, adjusted by:

(a)	adding back Net Financing Expense for such period;

(b)	excluding any exceptional or extraordinary item;

(c)	deducting any amount attributable to minority interests; and

(d)	adding back taxes, depreciation and amortisation.

Finance Subsidiary Total Debt means Total Debt of a Subsidiary that is not guaranteed by a member of the Group (other than the Borrower or the Parent) which:

(a)
has been formed for the purpose of, and whose primary activities are, the issuance of debt obligations to persons other than Affiliates (which debt obligations are non- recourse to the assets of such Subsidiary except for its assets constituting loans to the Borrower or the Parent) and the lending of net proceeds of such debt obligations to the Borrower or the Parent and activities related thereto; and

(b)	has no significant assets other than promissory notes evidencing such loans to the Borrower or the Parent.

Net Financing Expense, in relation to any person, means net financing expense for that person, calculated in accordance with Relevant GAAP.

Priority Debt means, without double counting, the sum of:

(a)	the aggregate Total Debt of each member of the Group secured by any Security; and

(b)	Total Debt of Subsidiaries of the Parent (other than the Borrower), excluding:

(i)	any Total Debt of any member of the Group owed to the Parent, the Borrower and/or any wholly-owned Subsidiary;

(ii)	up to US$350,000,000 outstanding under the Trade Receivables Securitisation Programme that may from time to time be classified as Total Debt;

(iii)	Finance Subsidiary Total Debt;

(iv)	Acquired Subsidiary Total Debt;

(v)	Lease obligations of any member of the Group;

EXECUTION VERSION

(vi)
Total Debt of any Guarantor which is an Additional Guarantor under Clause 25.2 (Additional Guarantors) provided that the claims of the Finance Parties rank at least pari passu with the claims of all unsecured creditors of that Total Debt; and

(vii)	the Total Debt of all Project Subsidiaries.

Quarter Date means the last day of each quarter in a financial year of the Parent.

Senior Debt means any Debt of any member of the Group other than any Debt that is fully subordinated to the Facility.

Total Debt in relation to any person, means, without double counting, the aggregate of that part of Financial Indebtedness of that person relating to:

(a)	its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred shares;

(b)
its liabilities for the deferred purchase price of property acquired by such person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	all liabilities appearing on its balance sheet in accordance with Relevant GAAP in respect of Leases;

(d)	all liabilities for borrowed money secured by any Security with respect to any property owned by such person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)
all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)	the net amount payable by that person under any hedging agreement of any kind; and

(g)	any guarantee or indemnity for financial loss of such person with respect to liabilities of a type described in any of paragraphs (a) to (f) above,

and Total Debt shall include all obligations of such person of the character described in paragraphs (a) to (g) above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under Relevant GAAP.

Trade Receivables Securitisation Programme means the trade receivables securitisation programme entered into by certain members of the Group on 2 July 2010 including any renewal thereto.

21.2	Financial covenants

The Parent shall ensure at all times for so long as any amount is outstanding under the Finance Documents or any commitment is in force:

21.2.1	Equity

Consolidated Shareholders’ Equity will not be less than US$2,000,000,000.

EXECUTION VERSION

21.2.2	Interest cover

The ratio of Consolidated EBITDA to Consolidated Net Interest Expense, calculated as of each Quarter Date in respect of the four immediately preceding financial quarters of the Parent ending on that Quarter Date, will not be less than 3.5:1.

21.2.3	Debt cover

The ratio of Consolidated Net Debt to Consolidated EBITDA, calculated as of each Quarter Date in respect of the four immediately preceding financial quarters of the Parent ending on that Quarter Date, will not exceed 3.5:1.

21.2.4	Subsidiary indebtedness

The total amount of Priority Debt will not at any time exceed ten per cent. of Consolidated Assets calculated as at the Quarter Date most recently falling before such time.

21.3	Amendments

21.3.1
If as a result of any change in the Relevant GAAP pursuant to Clause 20.4 (Requirements as to financial statements) or any event which, in the reasonable opinion of the Parent or the Agent (acting on the instructions of the Majority Lenders), will have a material effect on the financial covenants above, the Parent or, as the case may be, the Agent believes that the financial undertakings set out in this Clause 21 need to be amended as a result of any such change, determination or requirement, the Parent shall negotiate with the Agent in good faith to amend the existing financial undertakings so as to provide the Lenders with substantially the same protections as the financial undertakings set out in this Clause 21 (but which are not materially more onerous).

21.3.2
If the Parent and the Agent cannot agree such amended financial undertakings within 30 days of that notice, the Parent and the Agent shall jointly nominate a firm of chartered accountants to settle the amended financial undertakings, or in default of such nomination the Agent shall request the Chairman for the time being of the Institute of Chartered Accountants in England to nominate a firm of chartered accountants for that purpose. Such accountants shall act as experts and not arbitrators and their decision shall be final and binding on the parties. The costs of such accountants shall be paid by the Parent, an estimate of such costs having been presented to and approved by the Parent prior to the engagement of such accountants.

21.4	Determinations

The calculation of ratios and other amounts under this Clause 21 shall be made by the Parent by reference to the latest financial information of the Parent, or other period in relation to which the calculation falls to be made (which, in the case of EBITDA and the financial covenants contained in this Clause 21, shall be calculated four times per year as at 31 March, 30 June, 30 September and 31 December (in each case in respect of the immediately preceding period of 12 months).

22	General undertakings

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

EXECUTION VERSION

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

22.3.1	No Obligor shall (without the prior written consent of the Majority Lenders) create or permit to subsist any Security over any of its assets other than a Permitted Encumbrance applicable to it.

22.3.2	The Parent shall not without the prior written consent of the Majority Lenders:

(a)	make any loans or guarantees, other than to or in respect of:

(i)	Subsidiaries which are beneficially owned by it as to at least 50 per cent. of the issued voting share capital thereof; and

(ii)
companies (not being Subsidiaries) which are beneficially owned by it as to at least 25 per cent. of the issued voting share capital thereof provided that the aggregate principal amount of such loans shall not exceed at any time US$75,000,000;

(b)	grant any credit (save in the ordinary course of business); or

(c)	give any other guarantee or indemnity except for:

(i)
any indemnity issued in favour of any officer or member of the board of directors of the Parent and certain Subsidiaries in respect of such person's performance of its duties as an officer or member of the board of directors of the Parent and certain Subsidiaries, as the case may be, provided that when calculating the amount of such indemnities, the amount of all insurance covers taken with prime insurance companies by the Parent and corresponding to such indemnities shall be deducted from the amount of such indemnities; and

(ii)
guarantees or indemnities in an amount which, when aggregated with all other guarantees and indemnities given by the Parent (including without limitation under Clause 22.3.2(c)(i)), does not (without duplication) exceed at any time, US$550,000,000 (or its equivalent in other currencies as determined by the Agent) provided that it shall not be a breach hereof if such limitation is exceeded by reason of any variation in the equivalent other than at the time of the issue of any other guarantee or indemnity.

22.4	Disposals

22.4.1
Neither the Borrower, the Parent nor any Material Subsidiary shall (without the prior written consent of the Agent (acting on the instructions of the Majority Lenders)) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of:

(a)	the whole or any part (the aggregate value of which is 20 per cent. or more of the value of the whole) of its revenues or its assets; or

EXECUTION VERSION

(b)	any asset which is essential to the continued conduct of the business of the Borrower, the Parent or any Material Subsidiary.

22.4.2	Clause 22.4.1 above does not apply to any sale, lease, transfer or other disposal:

(a)	made in the ordinary course of trading of the disposing entity; or

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality.

22.4.3
Without the prior written consent of the Agent (acting on the instruction of the Majority Lenders) the Parent shall not cease to own beneficially (directly or indirectly) at least 67 per cent. of either the voting stock or the non-voting stock of any company which qualifies as a Material Subsidiary immediately prior to the date on which it ceased to be so owned by the Parent.

22.5	Merger

The Parent and/or the Borrower shall not (without the prior written consent of the Majority Lenders) enter into any amalgamation, demerger, merger or corporate reconstruction except those concluded with another member of the Group where the surviving legal entity is the Parent and/or the Borrower, as the case may be.

22.6	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Obligors or any Material Subsidiary from that carried on at the date of this Agreement.

22.7	Acquisitions

The Borrower shall notify the Agent of any single acquisition of shares, assets or securities by it or any member of the Group where the aggregate consideration payable in connection with that acquisition (including any deferred element) is greater than or equal to US$50,000,000 as soon as practicable after that acquisition. Any public filing submitted by the Parent with the Securities and Exchange Commission (SEC) shall be deemed to be a notice to Agent, and the Borrower shall not be obliged to deliver further copies of such documents to the Agent.

22.8	"Know Your Customer" Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

EXECUTION VERSION

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Parent shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Guarantor pursuant to Clause 25 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.9	Banking Act

The Borrower shall comply in all respects with the AFS.

22.10	Application of the Loans

Following each Utilisation Date:

(a)	the Borrower shall apply each Loan under this Agreement only in accordance with the purpose set out in Clause 3.1 (Purpose); and

(b)	the Borrower:

(i)
shall make sufficient enquiries into the businesses of its investment or acquisition targets to ensure that each Loan shall be applied by its investment or acquisition targets only towards legitimate and lawful transactions; and

(ii)
shall not permit or authorise any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to benefit or to fund any trade, business or other activities with:

(aa)	a Restricted Party, if such business, trade or activity is illegal under Sanctions applicable to the Borrower or a Finance Party; and/or

(bb)	to finance the purchase of firearms or the trade in illegal goods, including drugs and services.

EXECUTION VERSION

22.11	Anti-corruption law

The Borrower shall ensure that it and each member of the Group at all times conducts its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

23	Events of Default

Each of the events or circumstances set out in Clause 23 (save for Clause 23.15 (Acceleration)) is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

23.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment)).

23.3.2	No Event of Default under Clause 23.3.1 or Clause 23.2 (Financial covenants) will occur if:

(a)	the failure to comply is capable of remedy and is remedied within 20 Business Days of the Agent giving notice to the Obligor or the Obligor becoming aware of the failure to comply; or

(b)	the failure to comply occurs under Clause 22.10 (Application of the Loans).

23.3.3
A breach of the Sustainability Provisions, failure to meet any SPT and/or any breach of Clause 11.6 (Declassification) (including the occurrence of a Declassification Event) shall not constitute an Event of Default under this Clause 23.3.

23.4	Misrepresentation

23.4.1
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made.

23.4.2	No Event of Default under Clause 23.4.1 will occur if the misrepresentation relates to:

(a)	Clauses 19.16 (Application of the Loans) or 19.18 (Sanctions); or

(b)	a breach of the Sustainability Provisions and/or Clause 11.6 (Declassification) or Clause 19.19 (Sustainability).

EXECUTION VERSION

23.5	Cross default

23.5.1	Any Financial Indebtedness of any Obligor or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

23.5.2
Any Financial Indebtedness of any Obligor or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3
Any commitment for any Financial Indebtedness of any Obligor or any Material Subsidiary is cancelled or suspended by a creditor of any Obligor or any Material Subsidiary as a result of an event of default (however described).

23.5.4
Any creditor of any Obligor or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of any Obligor or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.5
No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 23.5.1 to 23.5.4 above is being contested in good faith by any Obligor or any Material Subsidiary and which with other such Financial Indebtedness being so calculated is less than US$10,000,000 (or its equivalent in any other currency or currencies as determined by the Agent).

23.6	Insolvency

23.6.1
Any Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary other than a solvent liquidation or reorganisation;

(b)	a composition, assignment or arrangement with any creditor of any Obligor or any Material Subsidiary;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of any Obligor or any Material Subsidiary), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets;

(d)	enforcement of any Security over any material assets of any Obligor or any Material Subsidiary, or

(e)	or any analogous procedure or step is taken in any jurisdiction provided that no Event of Default shall occur under this Clause 23.7 to the extent that:

(i)	the relevant proceedings are dismissed within 30 days after their commencement;

EXECUTION VERSION

(ii)	any re-organisation is on terms previously approved by the Agent acting on the instructions of the Majority Lenders; or

(iii)
on any winding-up, dissolution or re-organisation of any Obligor or any Material Subsidiary, the assets are distributed to any other Obligor or Material Subsidiary to the extent of the interest therein of the relevant member of the Group immediately prior to such winding-up, dissolution or re-organisation.

23.8	Creditors' process

Any court or other judicial or administrative tribunal issue any warrant, process or order of expropriation, attachment, guarantee, sequestration, distress, warrants, execution affects any asset or assets of the Borrower, the Parent or any Material Subsidiary having an aggregate value of US$10,000,000 (or its equivalent in any other currency as determined by the Agent) and is not discharged within sixty days or where the Borrower, the Parent or any Material Subsidiary is contesting the proceedings of such judicial or administrative tribunal in good faith and due diligence and has, if required by the Agent (acting on the instructions of the Majority Lenders), provided that the Agent is reasonably satisfied that the Borrower, the Parent or any Material Subsidiary as appropriate has sufficient funds available to it to meet any related liability.

23.9	Curtailment

The Government of Israel ceases beneficially to own the Special State Shares; and for the purpose of this Clause 23.9, the Special State Shares means the Special State Shares in the Parent and in each of Dead Sea Works Ltd., Rotem Amfert Negev Ltd., Dead Sea Bromine Company Ltd., Bromine Compounds Limited and IMI with such rights and terms attached to it as more particularly described in the Articles of Association of the Parent.

23.10	Ownership of the Borrower

The Borrower ceases to be a Subsidiary of the Parent.

23.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.13	Failure to Pay Final Judgment

Any Obligor or Material Subsidiary fails to comply with or pay any sum due in excess of US$10,000,000 (or its equivalent in other currencies as determined by the Agent) in aggregate from it under any final judgment or final order made or given by any court of competent jurisdiction.

23.14	Material adverse change

23.14.1
There shall occur any material adverse change in the business, assets or condition of any Obligor or the Group taken as a whole from that at the date hereof, which would be likely to imperil, delay or prevent fulfilment by any Obligor of its obligations hereunder or contemplated hereby.

23.14.2
A breach of the Sustainability Provisions and/or clause 11.6 (Declassification) (including the occurrence of a Declassification Event) shall not constitute a Material Adverse Effect for the purposes of this clause 23.14.

EXECUTION VERSION

23.15	Acceleration

23.15.1
Subject to Clause 23.15.2 below, on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by two Business Days' notice to the Borrower:

(a)
cancel each Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.15.2	There shall not be an Event of Default if:

(a)	any Event of Default referred to in Clause 23.15.1 occurs in respect of a Guarantor (other than the Parent) (a Defaulting Guarantor); and

(b)
the Parent notifies the Agent within five Business Days of the occurrence of such Event of Default indicating that it is able to cure the Event of Default within 30 days of the occurrence of such Event of Default by the resignation of the Defaulting Guarantor and, provided the Agent (acting on the instructions of the Majority Lenders) approves, the accession of an Additional Guarantor from the Group pursuant to Clause 25.2 (Additional Guarantors). The Parent shall procure that the Defaulting Guarantor submits a Resignation Letter and the Additional Guarantor, as approved by the Agent, submits an Accession Letter within the 30 day period referred to above.

24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which is located in a country with which Israel has diplomatic relations (the New Lender).

24.2	Conditions of assignment or transfer

24.2.1	A Lender can and may only assign or transfer any of its rights or obligations to a New Lender if such New Lender is a Non-Public Lender.

24.2.2
The consent of the Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or if an Event of Default has occurred and is continuing.

24.2.3
Unless the Borrower and the Agent otherwise agree, a transfer of part of its Commitments or the rights and obligations under this Agreement by the Existing Lender must be in a minimum aggregate amount of US$5,000,000 (or, if less, its outstanding Commitment).

EXECUTION VERSION

24.2.4
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Lender has requested it.

24.2.5	An assignment will only be effective on:

(a)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(b)
performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.6	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.7	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.2.8
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment, transfer or accordion accession fee

Each New Lender and each Accordion Lender shall, on the date upon which an assignment transfer takes effect (or, in the case of an Accordion Increase, the Accordion Increase Date), pay to the Agent (for its own account) a fee of US$2,500.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

EXECUTION VERSION

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.1
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	Subject to Clause 24.12 (Pro rata interest settlement), on the Transfer Date:

(a)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(b)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)
the Agent, each Sustainability Co-ordinator, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, each Sustainability Co-ordinator, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a "Lender".

EXECUTION VERSION

24.6	Procedure for assignment

24.6.1
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph 24.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph 24.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.6.2
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

24.6.3	Subject to Clause 24.12 (Pro rata interest settlement), on the Transfer Date:

(a)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(b)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(c)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

24.6.4
Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate, Assignment Agreement or Accordion Increase Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, Assignment Agreement or an Accordion Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Accordion Increase Confirmation.

24.8	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.9 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

24.9	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurance brokers, insurers and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

EXECUTION VERSION

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers, insurance brokers and insurers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers, insurance brokers and insurers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 26.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.10 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(aa)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

EXECUTION VERSION

(bb)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(cc)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information.

24.10	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 24.10, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

EXECUTION VERSION

24.11	Register

The Agent shall maintain a register of Lenders and the amount of their Commitments and shall update such register on each occasion that there is a change in the Lenders or the amount of any Lender's Commitment. The Agent shall make such register available at all reasonable times to the other parties hereto.

24.12	Pro rata interest settlement

24.12.1
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(c)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(d)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.12, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.12.2	In this Clause 24.12 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

24.12.3
An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 24.12 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

25	Changes to the Obligors

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Guarantors

25.2.1
Subject to compliance with the provisions of Clauses 22.8(c) and 22.8(d) ("Know your customer" checks), the Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(a)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(b)
the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent – Additional Guarantor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

EXECUTION VERSION

25.2.2
The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent – Additional Guarantor).

25.2.3
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 25.2.2 above, the Lenders authorise (but do not require) the Agent:

(a)	to make its own determination as to whether the documents and other evidence it has received are satisfactory for the purposes of Clause 25.2.1(b) above; and

(b)	to give the notification described in Clause 25.2.1(b) above if it determines that they are.

The Agent shall not be liable for any damages, costs or losses whatsoever as a result of making any such determination or giving any such notification

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

25.4.1
The Parent may request that a Guarantor (other than the Parent or any member of the Group which has acceded as an Additional Guarantor under Clause 23.15.2 (Acceleration)) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

25.4.2
The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has provided evidence satisfactory to the Agent (acting on the instructions of the Majority Lenders) that this is the case).

26	Role of the Agent

26.1	Appointment of the Agent

26.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

26.1.2
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Instructions

26.2.1	The Agent shall:

(a)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(iii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

EXECUTION VERSION

26.2.2
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

26.2.3
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

26.2.4
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

26.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

26.2.6	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.3	Duties of the Agent

26.3.1	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3.2	Subject to Clause 26.3.3 below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

26.3.3
Without prejudice to Clause 24.7 (Copy of Transfer Certificate, Assignment Agreement or Accordion Increase Confirmation to Borrower), Clause 26.3.2 above shall not apply to any Transfer Certificate, any Assignment Agreement or Accordion Increase Confirmation.

26.3.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.3.5	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.3.6
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent and the Joint Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

26.3.7	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

EXECUTION VERSION

26.4	Role of the Mandated Lead Arrangers and Bookrunners and the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers and Bookrunners and the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.5	Appointment of the Sustainability Co-ordinators

Each of the Agent, the Bookrunners and Mandated Lead Arrangers, the Mandated Lead Arrangers and the Lenders authorises the Sustainability Co-ordinators to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Sustainability Co-ordinators under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions.

26.6	Role and duties of the Sustainability Co-ordinators

26.6.1	The Sustainability Co-ordinators shall have only those duties, obligations and responsibilities which are expressly specified in the Finance Documents (and no others shall be implied).

26.6.2	Each Sustainability Co-ordinator may act in relation to the Finance Documents through its officers, employees and agents and the Sustainability Co-ordinator shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by that Sustainability Co-ordinator's gross negligence or wilful misconduct.

26.6.3
No party (other than each Sustainability Co-ordinator in respect of its own officer, employee or agent) may take any proceedings against any officer, employee or agent of the Sustainability Co-ordinators in respect of any claim it might have against the Sustainability Co-ordinators or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Sustainability Co-ordinators may rely on this Clause 26.6.

26.6.4
The Sustainability Co-ordinators shall not act for nor represent the Finance Parties, and each Finance Party is solely responsible at all times for making its own independent appraisal of and analysis in relation to any sustainable aspects for the purpose of the Agreement.

26.6.5
The Sustainability Co-ordinators shall not have any responsibility for the calculation, review, audit or evaluation of any Sustainability Compliance Certificate (including but not limited to any KPI, KPI Outcome or any data or computations that are part of or related to any calculations by the Borrower) or Sustainability Margin Adjustment, and shall not be obliged to review or check the adequacy, accuracy or completeness of any document received by it and/or which it supplies to any Finance Party.

26.6.6
The Sustainability Co-ordinators shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Sustainability Co-ordinators to the Lenders.

26.6.7
Notwithstanding any provision of any Finance Document to the contrary, no Sustainability Co- ordinator is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

EXECUTION VERSION

26.7	No fiduciary duties

26.7.1	Nothing in any Finance Document constitutes the Agent or the Joint Arrangers as a trustee or fiduciary of any other person.

26.7.2	Neither the Agent nor the Joint Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.8	Business with the Group

The Agent and the Joint Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.9	Rights and discretions of the Agent

26.9.1	The Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

26.9.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

26.9.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

26.9.4
Without prejudice to the generality of Clause 26.9.3 above or Clause 26.9.5 below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

EXECUTION VERSION

26.9.5
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

26.9.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

26.9.7	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.9.8
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Joint Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.9.9
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.10	Responsibility for documentation

Neither the Agent nor the Joint Arrangers are responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Joint Arrangers, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.11	Exclusion of liability

26.11.1	Without limiting Clause 26.11.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(a)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct;

(b)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its negligence or wilful misconduct; or

EXECUTION VERSION

(c)
without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

26.11.2
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26.11.2 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

26.11.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.11.4	Nothing in this Agreement shall oblige the Agent or the Joint Arrangers to carry out:

(a)	any "know your customer" or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Joint Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Joint Arrangers.

26.11.5
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.12	Lenders' indemnity to the Agent and/or the Sustainability Co-ordinators

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and/or the Sustainability Co-ordinators, within three Business Days of demand, against any cost, loss or liability incurred by the Agent and/or that Sustainability Co-ordinator (otherwise than by reason of the Agent's and/or that Sustainability Co-ordinator's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent and/or Sustainability Co- ordinator under the Finance Documents (unless the Agent and/or Sustainability Co-ordinator has been reimbursed by an Obligor pursuant to a Finance Document).

EXECUTION VERSION

26.13	Resignation of the Agent and Sustainability Co-ordinators

26.13.1	The Agent and/or each Sustainability Co-ordinator may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

26.13.2
Alternatively the Agent and/or a Sustainability Co-ordinator may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Sustainability Co-ordinator (as applicable).

26.13.3
If the Majority Lenders have not appointed a successor Agent and/or Sustainability Co- ordinator in accordance with Clause 26.13.2 above within 20 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent or Sustainability Co-ordinator (as applicable) provided such successor Agent or Sustainability Co-ordinator (as applicable) is a bank or financial institution.

26.13.4
If the Agent and/or a Sustainability Co-ordinator wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or sustainability co- ordinator (as applicable) and the Agent and/or that Sustainability Co-ordinator (as applicable) is entitled to appoint a successor Agent and/or Sustainability Co-ordinator (as applicable) under Clause 26.13.3, the Agent and/or that Sustainability Co-ordinator (as applicable) may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or Sustainability Co-ordinator (as applicable) to become a party to this Agreement as Agent or Sustainability Co-ordinator (as applicable)) agree with the proposed successor Agent and/or Sustainability Co-ordinator (as applicable) amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent or Sustainability Co-ordinator (as applicable) consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement as agreed with the Borrower and which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

26.13.5
The retiring Agent or Sustainability Co-ordinator (as applicable) shall, at its own cost, make available to the successor Agent or Sustainability Co-ordinator (as applicable) such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent or Sustainability Co-ordinator (as applicable) under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or Sustainability Co-ordinator (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

26.13.6	The Agent's resignation notice shall only take effect upon the appointment of a successor.

26.13.7	The Sustainability Co-ordinator's resignation notice shall take effect immediately.

26.13.8
Upon the appointment of a successor (in the case of the Agent) or upon its resignation (in the case of the Sustainability Co-ordinator), the retiring Agent or Sustainability Co-ordinator (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph 26.13.5 above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and/or Clause 15.4 (Indemnity to the Sustainability Co-ordinators) (as applicable) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

EXECUTION VERSION

26.13.9
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent and/or a Sustainability Co-ordinator (as applicable), require it to resign in accordance with Clause 26.13.2 above. In this event, the Agent and/or that Sustainability Co-ordinator (as applicable) shall resign in accordance with Clause 26.13.2 above.

26.13.10
The Agent shall resign in accordance with Clause 26.13.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 26.13.3 if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond to a request under Clause 13.9 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to Clause 13.9 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

26.14	Confidentiality

26.14.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.15	Relationship with the Lenders

26.15.1
Subject to Clause 24.12 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.15.2
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other nformation), department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

EXECUTION VERSION

26.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Sustainability Co-ordinators that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Waiver of consequential damages

No Finance Party shall be liable on any theory of liability for any indirect, consequential or punitive damages and each Obligor hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries (if any)) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

27	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

EXECUTION VERSION

28	Sharing among the Finance Parties

28.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.4.1 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.4.1 (Partial payments).

28.3	Recovering Finance Party's rights

28.3.1
On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2
If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 28.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

28.5.1
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

EXECUTION VERSION

28.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29	Payment mechanics

29.1	Payments to the Agent

29.1.1
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions: (i) in the case of Loans denomination US Dollars, in New York; and (ii) in the case of Loans denomination Euro, in Participating Member States or London.

29.1.2
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.1.3	Alternative arrangements

If, at any time, it shall become impractical (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Borrower to make any payments hereunder in the manner specified in this Clause then the Borrower may agree with each or any of the Lenders alternative arrangements for the payment direct to such Lender of amount due to such Lender hereunder. Provided that, in the absence of any such agreement with any Lender, the Borrower shall be obliged to make all payments due to such Lender in the manner specified herein. Upon reaching such agreement, the Borrower and such Lender shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such Lender.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clauses 29.3 (Distributions to an Obligor) and 29.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

29.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

EXECUTION VERSION

29.4.2
Unless Clause 29.4.3 below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.4.3
If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(a)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and

(b)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Partial payments

29.5.1
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	second, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	third, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 29.5.1(b) to 29.5.1(d) above.

29.5.3	Clauses 29.5.1 and 29.5.2 above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

29.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same month (if there is one) or the preceding Business Day (if there is not).

29.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

EXECUTION VERSION

29.8	Currency of account

29.8.1	Subject to Clauses 29.8.2 to 29.8.5 below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

29.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.8.5	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

29.9	Change of currency

29.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

29.9.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

EXECUTION VERSION

29.11	Amounts paid in error

29.11.1
If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent.

29.11.2	Neither:

(a)	the obligations of any Party to the Agent; nor

(b)	the remedies of the Agent,

(whether arising under this Clause 29.11 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this Clause 29.11.2, would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

29.11.3
All payments to be made by a Party to the Agent (whether made pursuant to this Clause 29.11 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.11.4	In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

30	Set-off

A Finance Party may (but shall not be obliged to) set off any obligation due from and payable by an Obligor (but unpaid) under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or SWIFT. Notices sent by the Agent in the ordinary course of business will not be signed.

31.2	Addresses

The address, fax number and SWIFT number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name in the signatories pages below;

EXECUTION VERSION

(b)	in the case of each Lender, each Sustainability Co-ordinator or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name in the signatories pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

31.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of SWIFT when received;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

31.3.3	All notices from or to an Obligor shall be sent through the Agent.

31.3.4	Any communication or document made or delivered to the Borrower in accordance with this Clause 31 will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address, fax number and SWIFT number

Promptly upon receipt of notification of an address and fax number or change of address, fax number or SWIFT number pursuant to Clause 31.2 (Addresses) or changing its own address, fax number or SWIFT number, the Agent shall notify the other Parties.

31.5	Electronic communication

31.5.1
Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

31.5.2
Any such electronic communication or delivery as specified in Clause 31.5.1 above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

31.5.3
Any such electronic communication or document as specified in Clause 31.5.1 above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

EXECUTION VERSION

31.5.4
Any electronic communication or document which becomes effective, in accordance with Clause 31.5.3 above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

31.5.5
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 31.5.

31.6	English language

31.6.1	Any notice given under or in connection with any Finance Document must be in English.

31.6.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.6.3
In the event of any translation into Hebrew of any of the foregoing being made and any conflict arising between the English and Hebrew versions, the English version shall prevail. If, however, any competent court should nevertheless hold that any such Hebrew translation shall prevail, the English version thereof shall be referred to in order to assist in interpretation.

32	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention and interest calculation

32.3.1	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(b)	subject to Clause 32.3.2 below, without rounding.

32.3.2	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

EXECUTION VERSION

33	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	Amendments and waivers

35.1	Required consents

35.1.1
Subject to Clause 35.2 (All Lender matters) and Clause 35.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

35.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.1.3	Clause 24.12.3 of Clause 24.12 (Pro rata interest settlement) shall apply to this Clause 35.

35.2	All Lender matters

35.2.1	Subject to Clause 35.4 (Changes to reference rates), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders or Sustainability Provisions in Clause 1.1 (Definitions);

(b)	any Sustainability Provision;

(c)	an extension to the date of payment of any amount under the Finance Documents (other than pursuant to the Extension Option);

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)
other than pursuant to Clause 2.2 (Accordion Increase in Commitments), an increase in any Commitment, an extension of any Availability Period (other than pursuant to the Extension Option) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(g)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(h)	any provision which expressly requires the consent of all the Lenders;

(i)
Clause 2.3 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 8.1 (Illegality), Clause 23.9 (Curtailment), Clause 23.10 (Ownership of the Borrower), Clause 24 (Changes to the Lenders), 25 (Changes to the Obligors), Clause 28 (Sharing among the Finance Parties), this Clause 35, Clause 41 (Governing law) or Clause 42 (Jurisdiction); or

(j)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

EXECUTION VERSION

35.2.2
An amendment or waiver which relates to Clause 19.16(c) (Application of the Loans), Clause 19.18 (Sanctions) or Clause 22.10 (Application of the Loans) or the definition in Clause 1.1 (Definitions) of any defined term used in, or relevant to, those Clauses may not be effected without the consent of each Lender.

35.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers or the Sustainability Co- ordinators (each in their capacity as such) may not be effected without the consent of the Agent, the Mandated Lead Arrangers and Bookrunners, the Mandated Lead Arrangers or that Sustainability Co-ordinator, as the case may be.

35.4	Changes to reference rates

35.4.1
Subject to Clause 35.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(b)

(a)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(b)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(c)	implementing market conventions applicable to that Replacement Reference Rate;

(d)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(e)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

EXECUTION VERSION

35.4.2
If any Lender fails to respond to a request for an amendment or waiver described in paragraph 35.4.1 above within ten Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(a)
its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.4.3	In this Clause 35.4:

Published Rate means:

(a)	an Overnight Rate;

(b)	the Primary Term Rate for any Quoted Tenor; or

(c)	an RFR.

Published Rate Replacement Event means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

EXECUTION VERSION

(v)
in the case of the Primary Term Rate for any Quoted Tenor for Euro or US Dollars the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than on week; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(a)	formally designated. nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.

EXECUTION VERSION

36	Finance Party default

36.1	Disenfranchisement of Defaulting Lenders

36.1.1
For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its undrawn Commitment.

36.1.2	For the purposes of this Clause 36.1 the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender. Nothing in this Agreement shall oblige the Agent to investigate whether or not a Lender is or is not a Defaulting Lender.

36.2	Replacement of a Defaulting Lender

36.2.1
The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisation and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

36.2.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.2 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the transfer must take place no later than 5 days after the notice referred to in Clause 36.2.1 above; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

EXECUTION VERSION

36.3	Impaired Agent

36.3.1
If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Party beneficially entitled to that payment under the Finance Documents. In each case the payments must be made on the due date for payment under the Finance Documents.

36.3.2	All interest accrued on the amount standing to the credit of the trust account will be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

36.3.3
A Party which has made a payment in accordance with this Clause 36.3 will be discharged of the relevant payment obligation under the Finance Documents and will not take any credit risk with respect to the amounts standing to the credit of the trust account.

36.3.4
Promptly on the appointment of a successor Agent under this Agreement, each Party which has made a payment in accordance with this Clause 36.3 must give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with the Finance Documents.

36.4	Replacement of Impaired Agent

36.4.1
If the Agent is an Impaired Agent, after consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days' notice (or any shorter notice the Majority Lenders may agree) replace the Agent.

36.4.2	The replacement of the Agent and appointment of a successor Agent under this Clause 36.4 will take effect on the date specified in that notice.

36.4.3	Other than as set out in this Clause 36.4, the provisions of Clause 26.13 (Resignation of the Agent and Sustainability Co-ordinators) apply to any replacement of the Agent under this Clause 36.4.

36.5	Other agency matters

The Agent may disclose the identity of a Defaulting Lender to the other Lenders and the Borrower and must disclose the same upon request by the Borrower or the Majority Lenders.

36.6	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Document which require communications to be made or notices to be given to or by the Agent will be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision will not operate after a replacement Agent has been appointed.

37	Confidentiality of Funding Rates

37.1	Confidentiality and disclosure

37.1.1	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clauses 37.1.2 and 37.1.3.

37.1.2	The Agent may disclose:

(a)	any Funding Rate to the Borrower pursuant to Clause 9.4 (Notification of rates of interest); and

EXECUTION VERSION

(b)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

37.1.3	The Agent and each Obligor may disclose any Funding Rate to:

(a)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(b)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(c)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender.

37.2	Related obligations

37.2.1
The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

37.2.2	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(a)
of the circumstances of any disclosure made pursuant to paragraph (b) of Clause 37.1.3 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this Clause 37.

EXECUTION VERSION

38	Bail-In

38.1	Definitions

In this Clause 38:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

EXECUTION VERSION

(c)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

38.2	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

39	QFCs

39.1	Definitions

In this Clause 39:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

EXECUTION VERSION

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

39.2	Acknowledgement regarding any Supported QFCs

39.2.1
To the extent that the Finance Document provides support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, QFC Credit Support, and each such QFC, a Supported QFC), the Parties acknowledge and agree, with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support that in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

39.2.2
In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States.

39.2.3
Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

40	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

42	Enforcement

42.1	Jurisdiction of English courts

42.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligations arising out of or in connection with this Agreement (a Dispute).

42.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

EXECUTION VERSION

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)
irrevocably appoints Cleveland Potash Limited of Boulby Mine, Loftus, Saltburn-by- the-Sea, Cleveland TS13 4UZ as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Each Obligor expressly agrees and consents to the provisions of this Clause 42.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

EXECUTION VERSION

Signatories

The Borrower

ICL Finance B.V.

Koningin Wilhelminaplein 30
1062 KR
Amsterdam

Attention: European Tax & Insurance Director

The Parent

ICI Group Ltd.

EXECUTION VERSION

The Sustainability Co-ordinator, Mandated Lead Arranger and Bookrunner and Original Lender

SMBC Bank International plc

By:

The Sustainability Co-ordinator, Mandated Lead Arranger and Original Lender

MUFG Bank, Ltd.

By:

The Mandated Lead Arrangers and Bookrunners and Original Lenders

Bank of America Europe Designated Activity Company

By:

BNP Paribas S.A., Netherlands branch

By:

CaixaBank, S.A.

By:

Citibank, N.A.

By:

EXECUTION VERSION

Coöperatieve Rabobank U.A.

By:

Deutsche Bank Luxembourg S.A.

By:

The Mandated Lead Arrangers and Original Lenders

State Bank Of India , Tel Aviv Branch

By:

Banco Bilbao Vizcaya Argentaria, S.A.

By:

Morgan Stanley Bank International Limited as Mandated Lead Arranger

By:

Morgan Stanley Bank, N.A. as Original Lender

By:

Bank Leumi le-Israel B.M

By:

EXECUTION VERSION

The Agent

MUFG Bank, Ltd.
By: Helen Drea Director
Ropemaker Place
25 Ropemaker Street
London, EC2Y 9AN
Fax number:	0207 577 1557
Email:	loanagency@uk.mufg.jp
Attention:	The Loans Agency Manager